Exhibit 10.1

______________________________________________________

STOCK PURCHASE AGREEMENT

by and among

INNOGY E-MOBILITY US LLC,

INNOGY SE,

and

EVGO RECARGO HOLDCO LLC

Dated as of July 9, 2021

______________________________________________________

i

Section 9.13	Parties in Interest	40
Section 9.14	Interpretation	40
Section 9.15	Schedules	41
Section 9.16	No Recourse Against Nonparty Affiliates	41
Section 9.17	Guaranty	41

ANNEXES

Annex A	Definitions
Annex B	Terms of D&O Policy

SCHEDULES

Disclosure Schedule

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of July 9, 2021 (this “Agreement”), is entered into by and among innogy e-Mobility US LLC, a Delaware limited liability company and an indirect Subsidiary of Guarantor (“Seller”), innogy SE, a company incorporated in Germany and solely in its capacity as guarantor and for purposes of ARTICLE IX (“Guarantor”), and EVgo Recargo HoldCo LLC, a Delaware limited liability company (“Buyer”).  Except as otherwise indicated, capitalized terms used but not defined herein have the meanings set forth in Annex A of this Agreement.

WHEREAS, Seller owns all of the issued and outstanding shares (collectively, the “Shares”) of common stock (the “Common Stock”), no par value per share, of Recargo, Inc., a California corporation (the “Company”);

WHEREAS, as of April 21, 2021, E.ON SE (the “Related Party Creditor” or “E.ON”) has funded three million dollars ($3,000,000) (the aggregate principal amount plus the interest accruing through the Closing Date shall be referred to herein as the “Related Party Payoff Amount”) to the Company pursuant to an unsecured promissory note (the “Related Party Loan”) to support the Company’s working capital and cash flow needs prior to the completion of the Sale (as defined below); and

WHEREAS, Seller desires to sell, transfer, assign, and deliver to Buyer, and Buyer desires to purchase and accept from Seller, all of Seller’s right, title and interest in and to the Shares on the terms and subject to the conditions set forth in this Agreement (the “Sale”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1The Closing.  The consummation of the Contemplated Transactions (the “Closing”) shall take place concurrently with the execution and delivery of this Agreement by electronic exchange of signatures and electronic transfer of funds (such date of the Closing being herein called the “Closing Date”).  Except as otherwise expressly provided herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed, and delivered.

Section 1.2Purchase and Sale of Shares.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller will sell, assign, transfer, convey, and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, all of Seller’s right, title, and interest in and to all of the Shares, free and clear of any Encumbrances (other than transfer restrictions arising under applicable securities Laws and the Governing Documents of the Company).

Section 1.3Purchase Price; Adjustments; Payments at Closing.

(a)Purchase Price.  The aggregate purchase price payable to Seller in respect of all of the Shares (as adjusted, the “Purchase Price”) shall be:

(i)$22,000,000 (the “Base Amount”);

(ii)minus the amount, if any, by which Closing Cash falls short of $1,850,000 (the “Cash Adjustment”); and

(iii)minus the amount of any Identified Leakage.

(b)No Double Counting.  The Parties agree that, for the purpose of calculating the Purchase Price, no balance sheet item and no amount will be taken into account more than once.

(c)Payment of Purchase Price.  At least one (1) Business Day prior to the Closing Date, Seller shall provide Buyer with a good faith estimate in reasonable detail of the Cash Adjustment (if any) (the “Estimated Cash Adjustment”).  At the Closing, Buyer will pay Seller an amount equal to (i) the Base Amount minus (ii) the amount of any Identified Leakage minus (iii) the Estimated Cash Adjustment (if any) (the amount paid at the Closing being referred to herein as the “Closing Payment”), by wire transfer of immediately available funds, to such account or accounts as Seller has specified to Buyer in writing not fewer than two (2) Business Days prior to the Closing Date.

(d)Preparation of the Purchase Price Statement.  As promptly as practicable, but in no event later than twenty (20) Business Days after the Closing Date, Buyer will prepare and submit to Seller a statement of the Cash Adjustment (the “Cash Adjustment Statement”).

(e)Review of Cash Adjustment Statement.  Within twenty (20) Business Days of receipt by Seller of the Cash Adjustment Statement (“Review Period”), Seller will notify Buyer whether it accepts the Cash Adjustment Statement.  If Seller does not accept the Cash Adjustment Statement, Seller will specify in writing in reasonable detail those amounts that Seller does not accept, substantiating the reasons for objecting to each of them and setting out a revised version of the Cash Adjustment Statement reflecting Seller’s position with regard to such amounts (a, “Notice of Disagreement”).

(f)Dispute.  Any dispute about any amounts in the Cash Adjustment Statement which remains unresolved twenty (20) Business Days after the end of the Review Period (each, a “Disputed Item”) may, at the written request of either Buyer or Seller, be referred for final determination to Deloitte LLP, or if Deloitte LLP is unwilling to so serve, Buyer and Seller shall select an accounting firm of recognized standing in the United States that is mutually acceptable (after excluding their respective regular outside accounting firms) (the selected accounting firm shall be referred to herein as the “Expert”).  The Expert shall offer Buyer and Seller the opportunity to provide written submissions regarding their positions as to the amount of, and computation of, each Disputed Item, which written submissions shall be provided to Expert, if at all, no later than ten (10) Business Days after the date of referral of the dispute to the Expert.  The determination of the Expert shall be based solely on the written submissions by the Parties and their respective

Representatives, and the determination shall not be by independent review.  The determination of the Expert shall be made as an expert and not as an arbitrator.  The Expert shall deliver a written report resolving only the Disputed Items and setting forth the basis for such resolution within twenty (20) days after the Parties have submitted in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the amount of, and computation of, the Disputed Items.  In preparing its report, the Expert shall not assign a value to any Disputed Item other than one submitted by Seller, on the one hand, or Buyer, on the other hand, or an amount in between the amount submitted by Seller and Buyer.  The decision of the Expert under this Section 1.3(f) with respect to any Disputed Items shall be deemed final and conclusive and shall be binding upon the Parties, absent manifest error.  Seller and Buyer shall pay their own respective costs and expenses incurred in connection with the matters described in this Section 1.3(f); provided that the fees and expenses of the Expert shall be allocated between Seller, on the one hand, and Buyer, on the other hand, in inverse proportion based upon the percentage that the Disputed Items awarded to Seller by the Expert bear to the aggregate amount of Disputed Items.  For example, should the Disputed Items total in amount to one thousand dollars ($1,000) and the Expert awards six hundred dollars ($600) in favor of Seller’s position, then sixty percent (60%) of the costs and expenses of the Expert would be borne by Buyer and forty percent (40%) would be borne by Seller.

(g)Final Cash Adjustment Statement.  The Cash Adjustment Statement become final and binding on Seller and Buyer as follows:

(i)if Buyer and Seller agree on the Cash Adjustment Statement, at the date upon which such agreement is made and with the content as agreed between Buyer and Seller;

(ii)if no Notice of Disagreement is served within the Review Period, on expiry of the Review Period and with the content of the Cash Adjustment Statement submitted by Buyer in accordance with Section 1.3(d);

(iii)if a Notice of Disagreement is served within the Review Period, but the dispute regarding the Cash Adjustment Statement is not referred to the Expert in accordance with Section 1.3(f) upon the expiry of ten (10) Business Days after the date of service of the Notice of Disagreement and with the content of the Cash Adjustment Statement submitted by Buyer in accordance with Section 1.3(d); and

(iv)if a Notice of Disagreement is served and either Buyer or Seller subsequently refers any dispute regarding the Cash Adjustment Statement to the Expert, at the date on which the last of either Buyer or Seller receives the Expert’s written report and with the content as decided by the Expert in accordance with Section 1.3(f); provided that any agreement between Buyer and Seller in accordance with Section 1.3(g)(i) has precedence over the Expert’s decision.

(h)Payment of Cash Adjustment Amount.  Within five (5) Business Days after the Cash Adjustment Statement is conclusively determined in accordance with Section 1.3(g):

(i)If the Purchase Price (calculated using the amounts as conclusively determined in accordance with Section 1.3(g)) is greater than the Closing Payment, Buyer shall pay Seller such difference by wire transfer of immediately available funds to such account or accounts as Seller has specified to Buyer at least two (2) Business Days prior to such date; and

(j)If the Closing Payment is greater than the Purchase Price (calculated using the amounts as conclusively determined in accordance with Section 1.3(g)), Seller shall pay Buyer such difference by wire transfer of immediately available funds to such account or accounts as Buyer has specified to Buyer at least two (2) Business Days prior to such date.

Section 1.4Leakage.

(a)Seller represents and warrants that, from the Adjustment Date to and including the Closing Date, no Leakage, other than Permitted Leakage, has occurred.  Notwithstanding anything herein to the contrary, the representation in this Section 1.4(a) shall terminate twelve (12) months from the Closing Date; provided, however, that the termination of such representation shall not affect Buyer’s claim for indemnification in respect of any claim made by Buyer hereunder for which notice has been delivered prior to the expiration of the twelve (12)-month period provided herein.

(b)In case of any breach or incorrectness of any representation or warranty given in Section 1.4(a), following the Closing Date, Seller will compensate Buyer for any Leakage (other than Permitted Leakage) on a dollar for dollar basis in an amount equal to such Leakage within twenty (20) Business Days after Buyer has notified Seller that a Leakage has occurred, specifying in reasonable detail the amount, the facts and circumstances underlying the Leakage (unless, for the avoidance of doubt, such Leakage has already been repaid or reimbursed to Buyer or the Company prior to such notification to Seller by Buyer).  Buyer shall notify the Seller of a Leakage within ten (10) Business Days of becoming aware of such Leakage.  Notwithstanding the foregoing, Buyer’s failure to notify Seller of such Leakage within such ten (10) Business Day period shall not limit Seller’s liability pursuant to this Section 1.4 for any breach or incorrectness of the representations or warranties given in Section 1.4(a).

(c)Any amount payable pursuant to Section 1.4(b) shall bear interest at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made from (and including) the date the Leakage occurred up to but not including the date payment is received by Buyer, calculated on the basis of the actual/360 days method.

Section 1.5Withholding.  Buyer and its Affiliates shall be entitled to deduct and withhold from any payments made pursuant to this Agreement and pay over any such withholding to the applicable Governmental Authority all Taxes that Buyer or its Affiliates are required to deduct and withhold from such payments under any applicable Law. Any such deducted or withheld amounts shall be treated as having been delivered to the Person in respect of which such amount was deducted or withheld.

ARTICLE II

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER

Seller makes the following representations and warranties to Buyer as of the Closing (or, if made as of a specified date, as of such date):

Section 2.1Organization.  Seller is a limited liability company, validly existing, and in good standing under the Laws of Delaware and has all requisite power and authority to carry on its business as now being conducted.

Section 2.2Authorization; Valid and Binding Agreement.  The execution, delivery and performance of this Agreement by Seller and the consummation of the Contemplated Transactions have been duly and validly authorized by all requisite action on the part of Seller, and no other proceedings by Seller are necessary to authorize the execution, delivery, or performance of this Agreement.  This Agreement constitutes a valid, legal, and binding agreement of Seller (assuming that this Agreement has been duly and validly authorized, executed, and delivered by the other Parties), enforceable against Seller in accordance with its respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies (collectively, the “Enforceability Exceptions”).

Section 2.3Consents and Approvals; No Violations.  The execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions by Seller, will not (a) conflict with, result in a breach of, constitute a default under, or otherwise violate any provision of the Governing Documents of Seller, (b) require any consent, waiver, approval, license, authorization, or permit of, or filing with, or notification to, any Governmental Authority (collectively, the “Governmental Filings”) by or in favor of Seller, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation, or acceleration under, any of the terms, conditions, or provisions of any material Contract to which Seller is a party or by which Seller or any of its properties or assets may be bound, or (d) violate any order, writ, injunction, decree, Law, statute, rule, or regulation of any Governmental Authority having jurisdiction over Seller or any of its properties or assets, except, in the case of clauses (b), (c) and (d) above, for violations that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 2.4Ownership.  Seller is the record and beneficial owner, free and clear of any Encumbrances (other than any transfer restrictions under applicable securities Laws and the Governing Documents of the Company), of the Shares.  Except for this Agreement, Seller is not a party to any option, warrant, right, Contract, call, put, or other agreement or commitment providing for the disposition or acquisition of the Shares or any options exercisable for the capital stock of the Company.  Upon transfer of the Shares to Buyer in accordance with the terms of this Agreement, Buyer will receive title to the Shares, free and clear of any Encumbrances (other than any transfer restrictions under applicable securities Laws and the Governing Documents of the Company).

Section 2.5Litigation.  As of the date hereof, there are no Actions pending against Seller or, to the Knowledge of Seller, threatened in writing against Seller, in each case, that would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.  Seller is not subject to any outstanding judgment, order, or decree of any Governmental Authority that would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 2.6Brokers and Finders.  Except for the consideration payable to Drake Star Partners by an Affiliate of Seller, there are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by, or on behalf of, Seller.

Section 2.7No Other Representations or Warranties(a). NONE OF SELLER, ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, EMPLOYEES, DIRECTORS, MANAGERS, PARTNERS, OFFICERS, OR DIRECT OR INDIRECT EQUITYHOLDERS HAS MADE ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY OF ANY NATURE WHATSOEVER RELATING TO SELLER, THE COMPANY, THE BUSINESS, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE II AND IN ARTICLE III, WHICH REPRESENTATIONS AND WARRANTIES, IN THE CASE OF THIS ARTICLE II, ARE MADE SOLELY BY SELLER AND NO OTHER PERSON AND WHICH ARE SUBJECT TO THE OTHER TERMS AND CONDITIONS OF THIS AGREEMENT.

(b)Without limiting the generality of the foregoing and except for the representations and warranties contained in ARTICLE II and ARTICLE III, none of Seller, its Affiliates, or any of their respective Representatives, employees, officers, directors, managers, partners, or direct or indirect equityholders has made, and will not be deemed to have made, any representations or warranties in the materials relating to the Company and/or the Business (including with respect to the completeness or accuracy of such materials) made available to Buyer, including due diligence materials or in any presentations by management of the Company or Seller, advisors to the Company or Seller, or others in connection with the Contemplated Transactions, and no statement contained in any of such materials or made in any such presentation will be deemed a representation or warranty hereunder and deemed to be relied upon by Buyer in executing, delivering, and performing this Agreement and the Contemplated Transactions.  It is understood that any cost estimates, projections, or other predictions, any data, any financial information, any memoranda or offering materials, or presentations, including any offering memorandum or similar materials, made available by Seller, the Company, and its Representatives, are not, and will not be deemed to be, or to include, representations or warranties of Seller or any of its Affiliates, and are not and will not be deemed to be relied upon by Buyer in executing, delivering, and performing this Agreement and the Contemplated Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Seller makes the following representations and warranties to Buyer as of the Closing (or, if made as of a specified date, as of such date), subject to the exceptions noted in the Disclosure Schedule (whether or not a particular representation or warranty is specifically modified by the phrase “except as set forth in the Disclosure Schedule” or words of similar import):

Section 3.1Organization; Qualification.

(a)The Company is a corporation duly organized, validly existing, and in good standing under the Laws of California.  The Company has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on the Business as presently conducted.

(b)The Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdiction where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)The Company has made available to Buyer accurate and complete copies of the Company’s Governing Documents as in effect as of the date of this Agreement.  The Company is not in violation or breach of any of the provisions of its Governing Documents.

Section 3.2Capitalization of the Company.  The authorized capital stock of the Company consists of one hundred (100) shares of Common Stock, all of which are outstanding and are owned, beneficially and of record, by Seller.  Other than the Shares, there are no outstanding (i) equity securities of the Company, (ii) securities of the Company convertible into, or exchangeable for, equity securities of the Company, (iii) options or other rights to acquire equity securities from the Company, and (iv) obligations of the Company to issue any equity securities or securities convertible into, or exchangeable for, equity securities of the Company.  Other than the Governing Documents of the Company, there are no voting agreements, voting trusts, proxies, powers of attorney, shareholder agreements, or other agreements or understandings relating to the voting of the Common Stock or any shares of capital stock or equity interests of the Company.

Section 3.3No Subsidiaries.  The Company has no Subsidiaries and the Company does not own, directly or indirectly, any equity, partnership, membership interest in, or other equity, voting, or economic interest in, or any interest convertible into, exercisable for, the purchase of, or exchangeable for, any such equity, partnership, membership interest, other equity, voting, or economic interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, or other investment in, any Person.

Section 3.4Consents and Approvals; No Violations.  The consummation of the Contemplated Transactions will not (a) conflict with, result in a breach of, constitute a default under, or otherwise violate, any provision of the Governing Documents of the Company, (b) require any Governmental Filings by, or in favor of, the Company, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation, or acceleration under, any of the terms, conditions, or provisions of any Material Contract or Material Real Property Lease, or (d) violate any order, writ, injunction, decree, Law, statute, rule, or regulation of any Governmental Authority having jurisdiction over the Company or any of its properties or assets.

Section 3.5Financial Matters; No Undisclosed Liabilities; Indebtedness.

(a)Section 3.5 of the Disclosure Schedules set forth the (i) balance sheet and (ii) statement of earnings of the Company as of or for the 12-month periods ended December 31, 2020 and December 31, 2019 (the “Financial Statements”).  The Financial Statements present fairly in all material respects the financial position and result of operations of the Company at the dates and for the time periods indicated; provided, that, as such Financial Statements were prepared solely for use in preparation of consolidated group financial statements, rather than standalone financial statements, such Financial Statements may not include (A) personnel costs and certain service and other allocated charges associated with overhead and shared services furnished by or on behalf of Seller and its Affiliates (other than the Company), but otherwise includes all other direct expenses necessary for operation of the Business, (B) certain other customary adjustments, or (C) notes to the Financial Statements.

(b)The Company does not have any Liabilities of the type required to be set forth in the Liabilities column of a balance sheet prepared under GAAP or disclosed in the footnotes thereto, except (i) Liabilities reflected in the Financial Statements, (ii) Liabilities incurred in the ordinary course of business since December 31, 2020, which as of May 31, 2021 did not exceed two hundred fifty thousand dollars $(250,000) in the aggregate (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law), (iii) performance obligations under any Contracts to which the Company is a party (other than those resulting from any breach, default or failure to perform by the Company), and (iv) Liabilities that fail to exceed one hundred fifty thousand dollars ($150,000) in the aggregate.

(c)Other than the Related Party Loan, the Company has no Indebtedness.

Section 3.6Absence of Certain Changes.

(a)Except as expressly contemplated by this Agreement, since the Adjustment Date, the Company has conducted the Business in the ordinary course consistent with past practices.

(b)Since the Adjustment Date, there has not occurred any change, event, fact, occurrence, or development that has had or would, individually or in the aggregate, have a Company Material Adverse Effect.

(c)Since the Adjustment Date, the Company has not:

(i)made any change in accounting methods, principles or practices, except as required or permitted by GAAP;

(ii)sold or disposed of, leased or exclusively licensed, any properties or assets of the Company that are material to the Company;

(iii)made any write-off or write-down of or made any determination to write-off or write-down any assets of the Company having a value in excess of $10,000 individually or $25,000 in the aggregate;

(iv)conducted its cash management customs and practices other than in the ordinary course of business (including with respect to collection of receivables, payment of accounts payable and accrued expenses, pricing and credit practices, deferred revenue activity and operation of cash management practices generally);

(v)suffered any termination, suspensions or reductions of, or received any notice to terminate, suspend or reduce, its Contracts (A) with a material customer or material supplier or (B) with any customer, subscriber, channel partner or value-added reseller that in the aggregate accounts for five percent (5%) or more of the revenue of the Company since the Adjustment Date;

(vi)(A) entered into, amended, or terminated any Employee Benefit Plan; (B) other than in the ordinary course of business, increased the compensation of any of its officers, directors, employees or independent contractors, except as required pursuant to applicable Law or the terms of any Employee Benefit Plans applicable to any such individual; (C) terminated the employment of any employee, except for cause, or hired any employee whose annual compensation exceeds $100,000 per year other than in the ordinary course of business; or (D) made any material loan to, or entered into any other material transaction with, any officers or members of its board of directors;

(vii)waived any rights of value or suffered any losses in excess of $20,000 individually in respect of any such waiver or loss or $50,000 in the aggregate or otherwise knowingly waived or failed to enforce any material right of the Company under any Material Contract;

(viii)terminated, waived or canceled any right or registration of a right, including taking any action that would reasonably be expected to result in any loss, lapse, abandonment, invalidity or unenforceability of any Intellectual Property Rights owned by the Company;

(ix)become subject to any order, writ, injunction, decree or, to the Seller’s Knowledge, Law, statute, rule, or regulation of any Governmental Authority having jurisdiction over the Company or any of its properties or assets that would reasonably be expected to have a material and adverse effect on the Business or prospects of the Company; or

(x)committed to do any of the foregoing.

Section 3.7Compliance with Law; Permits.

(a)Section 3.7(a) of the Disclosure Schedule sets forth all material Permits held by the Company.  The Company is not in violation of any such Permit.  The Company has not received written notification from any Governmental Authority that it intends to, or is threatening to, revoke, suspend, modify, or limit any material Permit currently held by the Company.

(b)The Company is, and since January 1, 2019 has been, operated in compliance with all applicable Laws in all material respects.  No written notice has been received by the Company and no investigation or review is pending or, to the Knowledge of Seller, threatened by any Governmental Authority with respect to any alleged material violation of, or material non-compliance with, any Law by the Company or any alleged failure by the Company to hold any material Permit.

Section 3.8Litigation.  As of the date hereof, there is no Action (a) pending or (b), to the Knowledge of Seller, threatened in writing or under investigation against the Company or any of its assets or properties.  There is no order, judgment, ruling, subpoena, writ, injunction, or decree outstanding against, or binding upon, the Company that restricts the operation of the Business or that requires the Company to make any payment to any other Person.

Section 3.9Taxes.

(a)The Company has timely filed when due (or has had filed on its behalf) with the appropriate Tax Authority all Tax Returns required to be filed (taking into account applicable extensions validly obtained) with respect to the Company and has timely paid (or has had paid on its behalf) all material Taxes due and payable by the Company (whether or not shown as due on any Tax Return).  All Tax Returns filed by the Company are true, correct, and complete in all material respects.

(b)The Company has timely and properly withheld or collected and paid to the appropriate Tax Authority all material Taxes required to have been withheld or collected and paid and all material reporting requirements with respect thereto have been complied with.

(c)The Company is not the subject of a Tax audit, Tax examination or other proceeding by any Tax Authority against the Company relating to Taxes and the Company has not received from any Tax Authority any written notice indicating an intent to open such an audit, examination or proceeding.

(d)The Company has not received from any Tax Authority any written notice of a proposed adjustment, deficiency, or underpayment of Taxes that has not since been satisfied by payment or been withdrawn.

(e)The Company has not consented to extend the time or is the beneficiary of any extension of time in which any material Tax may be assessed or collected by any Tax Authority (other than any extension that is no longer in effect).

(f)No unresolved written claim has been made by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(g)The Company has not filed or been included (or been required to file or be included) in a combined, consolidated, unitary or similar income Tax Return (a “Consolidated Tax Return”), other than any such Tax Return of which Seller is the common parent (a “Seller Consolidated Tax Return”).

(h)The Company has not engaged in any transaction that, as of the date hereof, is a “reportable transaction” (other than a “loss transaction”) under Section 1.6011-4(b) of the Treasury Regulations.

(i)The Company (or any predecessors thereof by merger or consolidation)  has not distributed the stock of another entity or has had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(j)There are no current Encumbrances on any of the assets of the Company that arose in connection with the failure (or alleged failure) to pay any Taxes, other than Encumbrances for Taxes not yet due and payable or Taxes not yet delinquent.

(k)The Company has not requested, is not the subject of, is not bound by, is not the recipient of, and has not applied for or received, any closing agreement, gain recognition agreement, private letter ruling, technical advice memorandum, offer in compromise, or other agreement with any Governmental Authority with respect to Taxes.

(l)The Company is taxed as a “C corporation” for U.S. federal income tax purposes.

(m)The Company will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any:  (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) deferred revenue or prepaid or deposit amount received on or prior to the Closing Date; or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(n)The Company is not a party to or bound by any Tax allocation, sharing, distribution, indemnification, or gross-up agreement (other than leases, credit agreements and other commercial agreements of which Tax is not the principal subject matter).

(o)Notwithstanding anything to the contrary in this agreement, the Company makes no representations as to the availability or amount of any net operating losses with respect to the Company.  For purposes of this Section 3.9 any reference to the Company shall be deemed to include any Person that merged with or was liquidated or converted into the Company.

(p)Except for Sections 3.5, 3.10 and 3.11, this Section 3.9 contains the sole and exclusive representations and warranties of the Company with respect to any matters relating to Taxes.

Section 3.10Employee Benefit Plans; ERISA.

(a)Section 3.10 of the Disclosure Schedule lists all Employee Benefit Plans of the Company.  With respect to each Employee Benefit Plan, the Company has made available to Buyer complete and correct copies of: (i) such Employee Benefit Plan, if written, or a description of such Employee Benefit Plan, if not written; and (ii) to the extent applicable to such Employee Benefit Plan, (A) all trust agreements, insurance contracts, or other funding arrangements, (B) the three (3) most recent Form 5500 (including all schedules thereto) required to have been filed with the Department of Labor and all schedules thereto, (C) the most recent IRS determination, advisory, or opinion letter, (D) all current employee handbooks or manuals, (E) all current summary plan descriptions, (F) all material communications received from or sent to the IRS or the Department of Labor within the last calendar year, and (G) all amendments and modifications to any such document.

(b)Neither the Company nor any ERISA Affiliate has now, or at any time within the previous six (6) years has had, an obligation to contribute to any Multiemployer Plan; no Employee Benefit Plan is now, or at any time within the previous six (6) years has been, subject to Section 302 or Title IV of ERISA or Section 412 of the Code; neither the Company nor any ERISA Affiliate has incurred any liability (including as a result of any indemnification obligation) under Title I or Title IV of ERISA for which the Company would reasonably be expected to be liable, and, to the Knowledge of Seller, no condition exists that would reasonably be expected to subject the Company, either directly or by reason of affiliation with an ERISA Affiliate, to any Tax, fine, lien, or other liability imposed by ERISA, the Code, or other applicable Law; no assets of the Company are subject to any lien under ERISA or the Code; no Employee Benefit Plan provides health or other welfare benefits to former employees of the Company, other than health continuation coverage pursuant to COBRA or pursuant to applicable Law.  All contributions relating to each Employee Benefit Plan have been timely paid in accordance with the terms of such Employee Benefit Plan and all applicable Laws in all material respects.

(c)Each Employee Benefit Plan has been operated and administered in material compliance with its terms and has been established, operated, and administered in material compliance with applicable Laws.

(d)Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination, advisory, or opinion letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code and, to the Knowledge of the Seller, nothing has occurred with respect to the operation of any such plan that could cause the loss of such qualification.

(e)(i) The Company has not engaged in any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company to any material Tax or penalty imposed by ERISA or the Code, and (ii) no material Action with respect to any Employee Benefit Plan (other than routine claims for benefits) is currently pending as of the date of this Agreement or, to the Knowledge of Seller, threatened.

(f)Each Employee Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory and sub-regulatory guidance issued thereunder in all material respects.  The Company has no obligation to gross up, indemnify, or otherwise reimburse any individual for any excise Taxes, interest, or penalties incurred pursuant to Section 409A of the Code.  The Company has not incurred any material liability arising out of or related to Section 409A of the Code.

(g)Neither the execution, delivery and performance of this Agreement, nor the consummation of the Contemplated Transactions will (either alone or in combination with another event), (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, or other individual service provider of the Company; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or the forgiveness of indebtedness of any current or former employee, officer, director, or other individual service provider of the Company; (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Employee Benefit Plan; or (v) limit or restrict the right to amend, terminate, or transfer the assets of, any Employee Benefit Plan.

(h)Neither the execution, delivery, and performance of this Agreement, nor the consummation of the Contemplated Transactions will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(i)Except for Section 3.11, this Section 3.10 contains the sole and exclusive representations and warranties of the Company with respect to matters relating to employee benefits matters.

Section 3.11Labor.

(a)Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list, as of a date reasonably close to the date hereof (which date will be no more than one month from the date hereof), of the name or employee ID, job title, current annual base salary, wage rate or other compensation structure, as the case may be, bonus or incentive opportunity, employing entity, work location, hire date, union/non-union status, and exempt or non-exempt status of the employees.

(b)During the three (3)-year period immediately preceding the date of this Agreement, the Company is not and has not been a party to any written collective bargaining agreement with respect to its employees.  There is no and there has not been any strike, work stoppage, lockout, or other labor dispute pending or, to the Knowledge of Seller, threatened against or affecting the Company; no union organization campaign activities or proceedings are in process or have taken place or, to the Knowledge of Seller, are or have been threatened with respect to any employees of the Company; and there has not been any, and there is no pending, unfair labor practice charge or complaint against the Company.  There is no obligation to inform, consult with, or obtain consent from, whether in advance or otherwise, any labor union, employee representative, or other representative bodies in order to consummate the Contemplated Transactions.  The Company has not engaged in any location closing or employee layoff activities during the past three (3) years, without complying in all material respects with the WARN Act, or any similar state, local, or foreign rule or regulation to the extent applicable.

(c)Each current employee of the Company employed in the United States classified as “exempt” satisfies the requirements of applicable Law to be so classified and each current Person classified by the Company as a non-employee, including independent contractors, consultants, or otherwise, satisfies the requirements of applicable Law to be so classified.

(d)There are no pending or, to the Knowledge of Seller, threatened, Actions, disputes, or grievances in writing relating to any alleged violation of any applicable Law pertaining to any labor, safety, employment, or discrimination matters involving any employee of the Company, including unfair labor practice charges or discrimination complaints.  In the past three (3) years, there have been no Actions, disputes, or grievances relating to any alleged violation of any applicable Law pertaining to any labor, safety, employment, or discrimination matters involving any employee of the Company, including unfair labor practice charges or discrimination complaints.

(e)To the Knowledge of Seller, no employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement that in any way adversely affects or will affect the performance of duties or the ability of the Company to conduct the Business in any material respect.

(f)The Company has complied in all material respects with all applicable Laws relating to the employment or termination of employment of employees and the employment of labor, including provisions thereof relating to immigration and citizenship (including completion and processing of Forms I-9 for all employees in accordance with applicable Laws), wages, hours, pay equity, equal opportunity, employment discrimination and practices, retaliation, “whistleblower” rights, civil rights, collective bargaining, California computer professional employees exemption Laws, the Fair Labor Standards Act, the WARN Act, occupational health and safety, workers’ compensation, unemployment, and the payment of social security and other Taxes.

(g)Except as set forth on Section 3.11(g) of the Disclosure Schedule, all directors, managers, officers, employees, individual independent contractors, and other individual service providers of the Company are terminable at will by the Company upon not more than thirty (30) days’ notice and without material cost or penalty to the Company.  There is no officer, executive, key employee, or group of employees of the Company who has indicated to the Company, in writing, an intention to terminate his, her, or their employment with the Company, and to the Knowledge of Seller, no officer, executive, key employee or group of employees has any plans to terminate such employment.

(h)This Section 3.11 contains the sole and exclusive representations and warranties of the Company with respect to matters relating to labor and employment matters (other than employee benefits matters, which are covered by Section 3.10).

Section 3.12Environmental Matters.  The Company is, and has been, in compliance, in all material respects, with all Environmental Laws.  The Company holds and is in compliance in all material respects with all Permits that are required to be held by the Company pursuant to Environmental Laws.  As of the date hereof, the Company has not received any currently unresolved, written notice of any violation of, or Liability (including any investigatory, corrective, or remedial obligation) under, any Environmental Laws.  No demand, Action, or proceeding of any kind relating to any past or present Release or threatened Release or any past or present violation of any Environmental Laws at the Leased Real Property is pending or, to the Knowledge of Seller, is being threatened by any Person against the Company.  No notice of any order, directive, complaint, or other communication, written or oral, has been made or issued by any Governmental Authority to or against the Company that imposes any current obligations on the Company under any Environmental Law.  This Section 3.12 contains the sole and exclusive representations and warranties of the Company with respect to matters relating to the environment, including any matters arising under Environmental Laws.

Section 3.13Real Property.  The Company does not own any real property.  Section 3.13 of the Disclosure Schedule sets forth a true and complete list of all leases and all amendments, modifications, supplements and guarantees with respect thereto of real property (such real property, the “Leased Real Property”) pursuant to which the Company leases real property as of the date of this Agreement (each, a “Material Real Property Lease,” and, collectively, the “Material Real Property Leases”).  The Company has made available to Buyer a true and complete copy of each Material Real Property Lease.  Each Material Real Property Lease is valid and binding on the Company, enforceable in accordance with its terms, subject to the Enforceability Exceptions.  The Company is not and, to the Knowledge of Seller, none of the other parties thereto, are in breach or default under any Material Real Property Lease.  All facilities leased by the Company are in reasonably good condition and suitable for the purposes for which they are used.  The Company has a valid leasehold interest in the real property leased pursuant to each Material Real Property Lease, free and clear of any Encumbrance, other than Permitted Encumbrances.

Section 3.14Intellectual Property.

(a)The Company owns, licenses, or otherwise has the right to use, free and clear of all Encumbrances, except for Permitted Encumbrances, the Intellectual Property Rights material to the conduct of the Business as currently conducted (collectively, the “Company IP Rights”).  All Company IP Rights prior to the Closing shall be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing.  To the Knowledge of Seller, the Company IP Rights constitute all of the Intellectual Property Rights necessary and sufficient to operate the Business as currently conducted.

(b)Set forth in Section 3.14(b) of the Disclosure Schedule is a complete and accurate list, as of the date of this Agreement, that includes all United States and foreign: (i) issued Patents and Patent applications owned by the Company; (ii) Trademark registrations, Trademark applications, and internet domain names owned by the Company; (iii) Copyright registrations and Copyright applications owned by the Company (collectively, the “Registered Company IP Rights”), and (iv) material unregistered trademarks and Protected Software owned by the Company.  Each item set forth on Section 3.14 of the Disclosure Schedule is subsisting, and no such item has expired or been canceled, abandoned, or otherwise terminated.  To the Knowledge of Seller, the Registered Company IP Rights are valid and enforceable.  All necessary registration, maintenance, and renewal fees for the Registered Company IP Rights have been paid and all necessary documents and certificates for the Registered Company IP Rights have been filed with the relevant Patent, Copyright, Trademark, or other authorities for the purposes of maintaining such Registered Company IP Rights, except where the failure to do so resulted from discontinued use by the Company.

(c)Set forth in Section 3.14(c) of the Disclosure Schedule is a complete and accurate list, as of the date of this Agreement, that includes all Contracts pursuant to which the

Company is licensed to use Intellectual Property Rights owned, in whole or in part, by any third party(other than with respect to (i) limited rights granted by customers in the ordinary course of the Business and (ii) commercially available off-the-shelf software products that are generally available on commercially reasonable terms under standard license agreements) (“Third-Party IP”).  The Company is not in material breach or default in the performance, observance, or fulfillment of any obligation, covenant, or condition contained in any Third-Party IP.

(d)There are no claims pending or, to the Knowledge of Seller, threatened in writing against the Company contesting the enforceability, validity, use, or ownership of any Company IP Rights or alleging that the Company is infringing or misappropriating the Intellectual Property Rights of any other Person.  The Company has not received any notice of a claim of infringement, misappropriation or other violation from any other Person with respect to the Intellectual Property Rights of any other Person.  There are no claims currently pending that have been brought by the Company against any Person alleging infringement or misappropriation of any Intellectual Property Rights owned by the Company.  The Company has not infringed or misappropriated, and does not infringe or misappropriate, any Intellectual Property Rights of any Person, and to the Knowledge of the Seller, no Person has infringed, misappropriated, used in any unauthorized manner, or otherwise violated, or is infringing, misappropriating, using in any unauthorized manner, or otherwise violating, any Company IP Rights.

(e)Each current and former employee, consultant and contractor of the Company has executed written instruments that assign to the Company all rights, title, and interest in and to any and all (i) inventions, improvements, ideas, discoveries, writings, and other works of authorship, and information relating to the Business or the products or services being researched, developed, manufactured, or sold by the Company and (ii) Company IP Rights relating thereto.  No employee, consultant or independent contractor of the Company has any right, title or interest, directly or indirectly, in whole or in part, in any Intellectual Property Rights owned or purported to be owned by the Company.

(f)None of the Protected Software owned by the Company contains, incorporates, links or calls to, or otherwise uses, any software (in source or object code form) licensed from another party under a license commonly referred to as an open source, free software, copyleft or community source code license in a manner that would (i) require disclosure, distribution, or licensing of such Protected Software; (ii) limit in any manner the Company’s ability to make derivative works of such Protected Software; (iii) limit in any manner the ability to use or exploit such Protected Software; (iv) limit in any manner the Company’s ability to assert or enforce its rights in and to such Protected Software; or (v) grant a third party the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such Protected Software (collectively, “Open Source Materials”).  The Company has complied and is in compliance with all license terms applicable to any Open Source Materials that are or have been included, incorporated or embedded in, linked to, combined or distributed with, or used in any Protected Software.  No source code for any Protected Software has been delivered, licensed, or made available to any Person other than employees and independent contractors of the Company subject to confidentiality restrictions.

(g)The material information technology systems used by the Company in the operation of the Business operate in all material respects in accordance with their functional specifications.  The Company has established and maintains commercially reasonable measures designed to ensure that material information technology systems used by the Company in the operation of the Business, and all information and data residing on such systems, are free of any computer virus, Trojan horse, worm, time bomb, or similar code designed to disable, damage, degrade or disrupt the operation of, permit unauthorized access to, erase, destroy or modify any software, hardware, network or other technology.  The Company has taken reasonable security measures to protect the secrecy, confidentiality, and value of all confidential information owned or handled by the Company in the course of performance of the Business, including requiring each Company employee and consultant with access to any material confidential information owned by the Company to execute a binding confidentiality agreement.  To the Knowledge of Seller, there has not been any material breach by any party of such confidentiality agreements.  The Company has not been subject to a data breach or other security incident that has caused or would reasonably be expected to cause a disruption to the conduct of the Company’s business (a “Security Incident”).  The Company has not notified any Governmental Authority or other Person of any Security Incident, and the Company has received no notice, and is not aware, of any investigation or enforcement action by any Governmental Authority related to a Security Incident.

(h)The Company maintains written privacy and data security policies applicable to the Business (the “Data Policies”) that comply, in all material respects, with applicable Privacy Laws.  The Company is complying and has complied, in all material respects, with the Data Policies, all Privacy Laws applicable to the operation of the Business, and the requirements of any Contract binding on the Company relating to data, the collection and use of data, personally identifiable information, and bulk commercial faxes and email.

(i)Except for Section 3.18, this Section 3.14 contains the sole and exclusive representations and warranties of the Company with respect to Intellectual Property Rights, information technology, and data privacy and protection.

Section 3.15Assets.  The Company is in possession of and owns, leases, or has a valid license to use and has good and valid title to, a valid leasehold interest in, or a valid license to use, all of the material personal property and assets (personal and fixed, tangible and intangible) used by the Company in the operation of the Business as currently conducted by the Company, free and clear of all Encumbrances, except for Permitted Encumbrances and assets disposed of by the Company in the ordinary course of business consistent with past practices since the Adjustment Date.  To the Knowledge of the Seller, such personal property and assets, together with the Leased Real Property, constitute all of the property and assets necessary and sufficient to operate the Business as currently conducted by the Company.

Section 3.16Brokers and Finders.  Except for the consideration payable to Drake Star Partners by an Affiliate of the Company, there are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by, or on behalf of, the Company.

Section 3.17Insurance.  Section 3.17(a) of the Disclosure Schedule contains an accurate and complete list of all of the insurance policies of the Company.  All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and no notice of cancellation (other than cancellation notices issued as part of renewals) or termination has been received by the Company.  Section 3.17(b) of the Disclosure Schedule contains an accurate and complete list of all insurance claims that have been made in the last three (3) years, or that are pending, in respect of such policies.

Section 3.18Material Contracts.

(a)Section 3.18(a) of the Disclosure Schedule contains a complete and accurate list of all Contracts to which the Company is a party or by which any of its assets are bound (other than any Contracts that have expired or terminated as of the date of this Agreement and that do not contain any continuing obligations of the Company) that fall within any of the following categories (except for this Agreement, any Employee Benefit Plans (which are the subject of Section 3.10), any insurance policies (which are the subject of Section 3.17), and any real property leases (which are the subject of Section 3.13)) (the items so scheduled, collectively, the “Material Contracts”):

(i)each Contract that provides for (A) net revenue to the Company in excess of twenty-five thousand dollars ($25,000) in any calendar year or one hundred thousand dollars ($100,000) in the aggregate over the term of such Contract or (B) payment by the Company in excess of twenty-five thousand dollars ($25,000) in any calendar year or one hundred thousand dollars ($100,000) in the aggregate over the term of such Contract (and, in each case, excluding any Contracts terminable at any time without penalty and any purchase orders, sales orders, or invoices);

(ii)each Contract reflecting Indebtedness;

(iii)each joint venture, partnership or similar Contract;

(iv)any agreement under which the Company has made advances or loans to any other Person (excluding trade credit provided in the ordinary course of business);

(v)each Contract that contains a covenant not to compete binding on the Company or imposing exclusive dealing obligations or limitations on the Company, in any geographic area or grants “most favored nation” or similar best available pricing terms;

(vi)each Contract that relates to the future disposition or acquisition of assets or properties valued in excess of one hundred thousand dollars $(100,000) in the aggregate by the Company or any merger or business combination with respect to the Company;

(vii)each Contract set forth in Section 3.14(c) of the Disclosure Schedule;

(viii)each Contract that grants rights to any third party over the Company IP Rights (other than non-exclusive end-user licenses granted by the Company in the ordinary course of business);

(ix)each Contract that provides for the development of Intellectual Property Rights for the Company by a third party (other than pursuant to the Company’s standard form employee invention assignment agreement);

(x)each Contract that contains any provision pursuant to which the Company is obligated to indemnify or make any indemnification payments to any Person, other than with respect to standard terms and conditions of Contracts entered into in the ordinary course of business;

(xi)each Contract that contains any “earn-out” or other contingent payment obligations; and

(xii)each Contract with any Governmental Authority.

(b)True and complete copies of all Material Contracts have been made available to Buyer.  Each Material Contract is valid and binding on the Company and enforceable in accordance with its terms against the Company and, to the Knowledge of Seller, each other party thereto (subject to the Enforceability Exceptions).  The Company and, to the Knowledge of Seller, each of the other parties thereto has performed all material obligations required to be performed by it under each Material Contract as of the date of this Agreement.  The Company has not received a written notice from a counterparty to any Material Contract of any material breach or default under such Material Contract by the Company and, to the Knowledge of Seller, no other party to a Material Contract is in material breach or default thereunder.

Section 3.19Transaction with Affiliates.  Section 3.19 of the Disclosure Schedule sets forth all Contracts (not including any employment agreements) between the Company, on the one hand, and Seller (or any Affiliate thereof), on the other hand.  Except as set forth on Section 3.19 of the Disclosure Schedule, neither Seller nor any officer, manager, member or Affiliate of Seller provides or causes to be provided any assets, services or facilities to the Company.

Section 3.20Regulatory Compliance.

(a)During the three (3) years prior to the date of this Agreement, the Company has not taken any action that would cause the Company to be in violation of any Anticorruption Law, including bribes, kickbacks, or other improper payments, directly or indirectly, to any Person or organization, or any Representative thereof, to obtain favorable treatment in securing business, to obtain services or products or otherwise to obtain special concessions for the Company.  The Company is not and, to the Knowledge of Seller, none of its Representatives is the subject of any written allegation, voluntary disclosure, investigation, prosecution, or other enforcement Action related to any Anticorruption Law.  The Company has not received any written notice regarding a potential violation by the Company of any Anticorruption Law.  The Company has instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with applicable Anticorruption Laws.

(b)During the three (3) years prior to the date of this Agreement, neither the Company nor any of its officers, directors or, to the Knowledge of Seller, brokers or agents, in each case, acting on behalf of the Company (i) is or has been in violation of any Sanctions or (ii) has conducted any business or has engaged in making or receiving any contribution of goods, services, or money to, or for the benefit of, any Person subject to any Sanctions, or in any country or territory subject to any Sanctions.  The Company has instituted and maintains policies and procedures reasonably designed to promote and achieve compliance with all Laws related to Sanctions.

(c)This Section 3.20 contains the sole and exclusive representations and warranties of the Company with respect to matters expressly addressed within this Section 3.20.

Section 3.21Product Liabilities and Warranties. Except for those warranties that are (a) expressly set forth in any Material Contract or (b) required by applicable Law, the Company has not made any express or implied warranties covering products manufactured or sold or services rendered by the Company that have not expired.  There are no Actions pending or, to the Knowledge of the Seller, threatened, involving a service provided or a product sold by the Company relating to an alleged defect or an alleged breach of any warranty provided by the Company, other than (i) claims that have been settled or resolved prior to the date hereof or (ii) returns and replacements of goods (whether or not defective) made in the ordinary course of business (which have been reflected in the Financial Statements).

Section 3.22Bank Accounts.  Section 3.22 of the Disclosure Schedule sets forth a true and complete list of the name and address of each bank with which the Company has any accounts.

Section 3.23No Other Representations or Warranties.

(a)NONE OF THE COMPANY, SELLER, THEIR RESPECTIVE AFFILIATES, OR ANY OF THE COMPANY’S, SELLER’S, OR THEIR RESPECTIVE AFFILIATES’ RESPECTIVE REPRESENTATIVES, EMPLOYEES, DIRECTORS, MANAGERS, PARTNERS, OFFICERS OR DIRECT OR INDIRECT EQUITYHOLDERS HAS MADE ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY OF ANY NATURE WHATSOEVER RELATING TO SELLER OR ITS AFFILIATES, THE COMPANY, THE BUSINESS OR THE ASSETS OF THE COMPANY OR SELLER OR THEIR AFFILIATES, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III (AS QUALIFIED BY THE DISCLOSURE SCHEDULE) AND ARTICLE II, WHICH REPRESENTATIONS AND WARRANTIES, WITH RESPECT TO ARTICLE III, ARE MADE SOLELY BY SELLER AND NO OTHER PERSON AND WHICH ARE SUBJECT TO THE OTHER TERMS AND CONDITIONS OF THIS AGREEMENT.

(b)Without limiting the generality of the foregoing, none of the Company, Seller, or any of their respective Affiliates, or any of their respective Representatives, employees, officers, directors, managers, partners, or direct or indirect equityholders has made, and will not be deemed to have made, any representations or warranties in the materials relating to the business of Seller and its Affiliates or the Business (including with respect to the completeness or accuracy of such materials) made available to Buyer, including due diligence materials, or in any presentation by management of the Company or Seller, advisors to the Company or Seller, or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation will be deemed a representation or warranty hereunder and deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the Contemplated Transactions.  It is understood that any cost estimates, projections, or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Seller, the Company, and their respective Affiliates and Representatives, are not and will not be deemed to be or to include representations or warranties of the Company, Seller, or any of their respective Affiliates, and are not and will not be deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the Contemplated Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Seller:

Section 4.1Organization.  Buyer is a limited liability company, duly organized, validly existing, and in good standing under the Laws of Delaware and has all requisite power and authority to carry on its business as now being conducted.

Section 4.2Authorization; Valid and Binding Agreement.  The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by all requisite action on the part of Buyer, and no other proceedings on Buyer’s part are necessary to authorize the execution, delivery, or performance of this Agreement.  This Agreement constitutes a valid, legal, and binding agreement of Buyer (assuming that this Agreement has been duly and validly authorized, executed, and delivered by the other Parties), enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by the Enforceability Exceptions.

Section 4.3Consents and Approvals; No Violations.  The execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions by Buyer, will not (a) conflict with, result in a breach of, constitute a default under, or otherwise violate in any material respect any provision of the Governing Documents of Buyer, (b) require any Governmental Filings to any Governmental Authority by, or in favor of, Buyer, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation, or acceleration under, any of the terms, conditions, or provisions of any material Contract to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, or (d) violate any order, writ, injunction, decree, Law, statute, rule, or regulation of any Governmental Authority having jurisdiction over Buyer or any of its properties or assets, except, in the case of clauses (b), (c) and (d) above, for violations that would not reasonably be expected to have materially impair, prohibit or prevent Buyer from consummating the Contemplated Transactions.

Section 4.4Financing.  Buyer has, and will have on the Closing Date, sufficient immediately available funds available to consummate the Contemplated Transactions, including paying the Purchase Price and the fees and expenses of Buyer related to the Contemplated Transactions.  Buyer does not know of any circumstance or condition that could reasonably be expected to prevent or substantially delay the availability of such immediately available funds at Closing.  Without limiting the generality of the foregoing, the ability of Buyer to consummate the Contemplated Transactions is not contingent on Buyer’s ability to complete any public offering or private placement of debt or equity securities or to obtain any other type of financing prior to Closing.

Section 4.5Investigations; Litigation.  There is no investigation or review pending or, to the Knowledge of Buyer, threatened by any Governmental Authority with respect to Buyer or any of its Subsidiaries that will have the effect of preventing, delaying, making illegal, or otherwise interfering with, the execution of this Agreement or the consummation of the Contemplated Transactions.  As of the date of this Agreement, there are no Actions pending or, to Buyer’s Knowledge, threatened against or affecting Buyer, that would reasonably be expected to challenge, or will have the effect of preventing, delaying, making illegal, or otherwise interfering with, the execution of this Agreement or the consummation of the Contemplated Transactions.  As of the date of this Agreement, Buyer is not subject to any outstanding judgment, order, or decree of any court or other Governmental Authority that challenges, or will have the effect of preventing, delaying, making illegal, or otherwise interfering with, the execution of this Agreement or the consummation of the Contemplated Transactions.

Section 4.6Brokers and Finders.  There are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by, or on behalf of, Buyer.

Section 4.7Investment.  Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and is able to bear any economic risks associated with the Contemplated Transactions.  Buyer is acquiring the Shares as provided in this Agreement solely for investment for its own account, and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable state and federal securities Laws.  Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares.  Buyer hereby acknowledges that the Shares have not been registered pursuant to the Securities Act or any state securities Laws and that the Shares may not be sold, offered for sale, or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act to the extent applicable.

Section 4.8Investigation by Buyer; No Reliance.  Buyer is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Company in connection with the Contemplated Transactions.  Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery, and performance of this Agreement and the Contemplated Transactions.  Buyer has received all materials relating to the Business that Buyer has requested and has been afforded adequate access and opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by Seller or to otherwise evaluate the merits of the Contemplated Transactions.  Buyer acknowledges that the Company has given it access to the key employees, documents, and facilities of the Company.  Without limiting the generality of the foregoing, Buyer acknowledges that (a) none of the Company, Seller, or any of their respective Representatives, direct or indirect equityholders, officers, directors, managers, employees, agents, Affiliates, or representatives (collectively, the “Company Parties”) is making any representation or warranty with respect to (i) the value, merchantability, or fitness for a particular use or purpose, (ii) the operation or probable success of the Company (including with respect to any projections, estimates, or budgets delivered to, or made available to, Buyer of future revenues, future results of operations (or any component thereof), future cash flows, or future financial condition (or any component thereof) of the Company or the future business and operations of the Company), (iii) the accuracy or completeness of any information regarding Seller, the Company, or their respective businesses, or (iv) any other information or documents made available to Buyer or its counsel, accountants, or advisors with respect to the Company or its Business, assets, liabilities, or operations, except for those representations and warranties expressly made by Seller in ARTICLE II and in ARTICLE III (which representations and warranties are made subject to the other terms and conditions of this Agreement); and (b) Buyer has not relied, and will not rely, upon any of the information described in subclauses (i) - (iv) of clause (a) above or any other information, representation, or warranty, except those representations or warranties made by Seller in ARTICLE II and in ARTICLE III (which representations and warranties, with respect to ARTICLE III, are qualified by the Disclosure Schedule and made subject to the other terms and conditions of this Agreement), in negotiating, executing, delivering, and performing this Agreement and the Contemplated Transactions.  Buyer understands and agrees that it is acquiring the Company in the condition it is in at the Closing based upon Buyer’s own inspection, examination, and determination of all matters related thereto, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by, or on behalf of, or imputed to, any of the Company Parties, except for the representations and warranties that are expressly made by Seller in ARTICLE II and in ARTICLE III (which representations and warranties, with respect to ARTICLE III, are qualified by the Disclosure Schedule and made subject to the other terms and conditions of this Agreement).  Buyer acknowledges and agrees that (x) the representations and warranties set forth in ARTICLE II and ARTICLE III (as, in the case of ARTICLE III, qualified by the Disclosure Schedule) supersede, replace, and nullify in every respect the data set forth in any other document, material, or statement, whether written or oral, made available to Buyer and (y) Buyer and its Affiliates will have no right or remedy (and the Company, Seller, and their respective Affiliates will have no Liability whatsoever) arising out of any representation, warranty, or other statement made by, on behalf of, or relating to, any Company Party or any of their respective businesses or assets (including with respect to any errors of information or omissions of information), other than as contemplated by this Agreement with respect to representations and warranties made by Seller in ARTICLE II and in ARTICLE III and other than in the case of Fraud.

ARTICLE V

COVENANTS

Section 5.1Further Assurances.  Following the Closing, and without further consideration, each of the Parties will execute and deliver such further instruments of conveyance and transfer and take such additional action as any other Party may reasonably request to effect, consummate, confirm, or evidence the Contemplated Transactions.

Section 5.2Documents and Information.  After the Closing Date, Buyer will, and will cause the Company to, until the seventh (7th) anniversary of the Closing Date or such other longer period as required by applicable Law, preserve and retain a copy of all corporate, accounting, tax, legal, auditing, human resources, and other books and records and other materials pertaining to the Business (including any documents relating to any governmental or non-governmental claims, Actions, suits, proceedings, or investigations) and make the same available for inspection and copying by Seller or its Representatives (at Seller’s expense) during normal business hours of the Company, upon Seller’s prior reasonable request and notice.  If at any time after such seven (7)-year period, Buyer intends to dispose of any such books and records, Buyer shall not do so without first offering such books and records to Seller.  Notwithstanding any other provisions hereof, the obligations of Buyer contained in this Section 5.2 shall be binding upon the successors and assigns of Buyer and the Company.  In the event Buyer or the Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, honor the obligations set forth in this Section 5.2.  The treatment of documents and information related to Taxes will be governed by Section 8.1.

Section 5.3Indemnification; Directors’ and Officers’ Insurance.

(a)All rights to indemnification or exculpation now existing in favor of the directors, officers, employees, and agents of the Company, as provided in the Company’s Governing Documents, indemnification agreements, and directors’ and officers’ liability insurance policies, with respect to any matters occurring prior to the Closing Date, will survive the Closing and will continue in full force and effect, and Buyer shall cause the Company to perform and discharge the Company’s obligations to provide such indemnity and exculpation after the Closing.  To the maximum extent permitted by applicable Law, such indemnification will be mandatory rather than permissive, and the Buyer shall cause the Company to advance expenses in connection with such indemnification as provided in the Company’s Governing Documents and indemnification agreements, if any.  The Buyer shall cause the indemnification and Liability limitation or exculpation provisions of the Company’s Governing Documents and indemnification agreements, if any, to not be amended, repealed, or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees, or agents of any Company, unless such modification is required by applicable Law.

(b)At the Closing, Buyer shall, or shall cause the Company to, purchase a non-cancelable “tail” policy providing directors’ and officers’ liability insurance coverage, for a period of six (6) years following the Closing Date, for the benefit of those Persons who are covered by any Company’s directors’ and officers’ liability insurance policy as of the Closing with respect to matters occurring prior to the Closing.  Such policy will provide coverage containing the terms and conditions set forth in Annex B.

(c)If, after the Closing, Buyer, the Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 5.3.

(d)The directors, officers, employees, and agents of the Company entitled to the indemnification, liability limitation, exculpation, and insurance set forth in this Section 5.3 are intended to be third-party beneficiaries of this Section 5.3.  This Section 5.3 will survive the consummation of the Contemplated Transactions and will be binding on all successors and assigns of Buyer.

Section 5.4Related Party Loan.  At least three (3) Business Days prior to the Closing Date, Seller shall deliver a duly executed payoff letter by the Related Party Creditor in respect of the Related Party Loan to evidence the satisfaction in full of the Related Party Payoff Amount and termination of any hedging arrangements entered into in connection with the Related Party Loan (including satisfaction in full of any costs and expenses of such termination), subject only to the repayment thereof.  The Buyer shall pay on behalf of the Company, or cause to be paid by the Company, the Related Party Payoff Amount on the Closing Date to the Related Party Creditor by wire transfer of immediately available funds in accordance with the terms of the payoff letter delivered pursuant to this Section 5.4.

Section 5.5PlugShare Non-Compete; Non-Solicit.

(a)For a period of eighteen (18) months commencing on the Closing Date, neither Seller, Guarantor nor any of their controlled Affiliates shall, directly or indirectly, own any interest in, manage, control, participate in, or otherwise engage in, as a principal or jointly with others or otherwise, any Competitive Business (other than any Competitive Business in which such Persons own any interest in, manage, control, participate in, or otherwise engage in, in each case, as of the date of this Agreement).  Notwithstanding the foregoing, Seller, Guarantor, and their controlled Affiliates may own, directly or indirectly, solely as a passive investment, securities of any Person  if Seller, Guarantor, or their Affiliates are not a controlling Person of, or a member of a group which controls, such Person, are not on the board of directors or an officer of such Person, and do not, directly or indirectly, own twenty percent (20%) or more of any class of securities of such Person.  For purposes of this Agreement, “Competitive Business” shall mean a software platform or application that provides the same or similar functionality to the PlugShare mobile and desktop applications as currently offered by the Company, as may arise from the Company’s platform, data, and applications, and as may be expanded to provide further payment, routing, and other services as presently contemplated by the Company’s business plan as of the Closing Date, provided, any similar functionality provided by Seller or its Affiliates arising from and offered attendant to their CPO or EMP related businesses in the countries in which Seller and its Affiliates are currently operating such businesses shall not constitute a “Competitive Business”, with the exception of United States.

(b)For a period of eighteen (18) months commencing on the Closing Date, neither Seller, Guarantor nor any of their direct or indirect equityholders or other Affiliates shall, directly or indirectly, (i) induce or attempt to induce any officer or employee of the Company (a “Covered Person”) to leave the employ of the Company, or in any way interfere with the relationship between the Company and such Covered Person or (b) hire any Person who was a Covered Person within one year after such Person ceases to be a Covered Person.

Section 5.6Final Interim Financial Statement. As soon as available after the Closing Date, and no later than August 31, 2021, Buyer shall, or shall cause the Company to, deliver to

Seller a balance sheet and statement of earnings as of or for the 5-month period ended May 31, 2021, to be prepared by the Company in the ordinary course consistent with past practice and E.ON-Group’s IFRS Accounting Manual. In order to allow E.ON the proper preparation of the consolidated full-year financial reporting as of December 31, 2021, this reporting package should have the same scope in information as required for a full year-end reporting (e.g. all annually required Supplemental Forms per the Manual). In order to allow E.ON the proper preparation of the consolidated half-year financial reporting as of June 30, 2021, the primary financial statements of the Company’s reporting package (i.e. Statement of profit or loss and other comprehensive income, Statement of financial position, Statement of changes in equity, Statement of cash flows) shall be delivered no later than June 30, 2021.

Section 5.7Access to CFO.  For a period of ninety (90) days commencing on the Closing Date (such period, the “Transition Period”), Konrad Konczewski (the “Consultant”) shall provide consulting services to Buyer, including, but not limited to, support in preparation and completion of the Company’s financial statements and assistance in other reporting obligations required under this Agreement. During the Transition Period, the Consultant will devote the amount of work time and efforts servicing the Company consistent with past practices and as reasonably requested by Buyer; provided, however, Consultant shall in no event be required to provide more than 50% of the normal working hours to consulting services per week during the Transition Period.  During the Transition Period, the Company shall pay Seller a monthly fee of $13,333.33 for the services of Consultant; provided, however, the monthly fee shall be proportionately reduced for any leave of absence taken by Consultant during the Transition Period.  Amounts owing hereunder shall be paid within fifteen (15) days after the Buyer’s receipt of a written invoice from Seller.

Section 5.8Assignment of Rights.  Seller hereby assigns, transfers, and delivers to Buyer, and Buyer hereby acquires and accepts from Seller, all right, title, and interest of Seller’s under the Prior Acquisition Agreement, subject to the terms of that certain Settlement Agreement and Release of Claims, dated June 15, 2021, by and between the Seller and Brian Kariger, as authorized agent and attorney-in-fact of, and acting on behalf of and binding upon, the Holders (as defined in the Prior Acquisition Agreement), including, without limitation, the exercise of the indemnification rights pursuant to Articles VIII and XI of the Prior Acquisition Agreement.  Notwithstanding the foregoing, Buyer does not assume, and Seller expressly retains, any obligations, duties and liabilities of Seller under the Prior Acquisition Agreement already incurred or which are attributable to periods prior to the Closing.

ARTICLE VI

CLOSING DELIVERABLES

Section 6.1Buyer Closing Deliverables.  Prior to or at the Closing, in addition to the delivery of the Purchase Price pursuant to Section 1.3, Buyer will have delivered all other documents, instruments, and writings reasonably requested by Seller to be delivered by Buyer at or (to the extent not previously delivered) prior to the Closing under this Agreement in form and substance reasonably acceptable to Seller.

Section 6.2Seller Closing Deliverables. Prior to or at the Closing, Seller will have delivered to Buyer:

(a)the stock power and assignment separate from certificate in a form reasonably acceptable to the Buyer for transfer on the books of the Company;

(b)a payoff letter, duly executed by the Related Party Creditor;

(c)a certified copy of the resolutions of the board of managers of Seller authorizing the execution and delivery of this Agreement and the consummation of the Contemplated Transactions;

(d)a duly executed and properly completed IRS Form W-9 of Seller certifying that it is not subject to U.S. federal backup withholding;

(e)written resignations of each of the directors of the Company;

(f)a platform application usage and data delivery agreement, duly executed by the Company and innogy eMobility Solutions GmbH; and

(g)all other documents, instruments, and writings reasonably requested by Buyer to be delivered by Seller at or (to the extent not previously delivered) prior to the Closing under this Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.1Survival.  The representations and warranties made in this Agreement shall survive the Closing and remain in full force and effect until the eighteen (18)-month anniversary of the Closing Date, except that (a) the representations and warranties set forth in: Section 2.1 (Organization), Section 2.2 (Authorization; Valid and Binding Agreement), Section 2.4 (Ownership), Section 3.1 (Organization; Qualification), and Section 3.2 (Capitalization of the Company) (collectively, the “Fundamental Representations”) shall survive until the sixth (6th) anniversary of the Closing Date and (b) the representations and warranties set forth in Section 3.9 (Taxes) shall survive until the sixth (6th) anniversary of the Closing Date.  The covenants of the Parties and other agreements contained herein or other document delivered in connection herewith to the extent contemplating or requiring performance at or prior to the Closing will not survive (and will terminate effective immediately as of) the Closing, such that no claim for breach of any such covenant (whether in Contract, in tort, or at Law or equity) may be brought after the Closing.  Each covenant of any Party contained herein or other document delivered in connection herewith that, by its terms requires performance after the Closing, will survive the Closing until fully performed in accordance with their respective terms.  Claims in respect of Indemnified Taxes shall survive until the sixth (6) year anniversary of the Closing Date other than any claims in respect of clause (b) of the definition of Indemnified Taxes which shall survive indefinitely.  Claims in respect of Fraud shall survive until the sixth (6th) anniversary of the Closing Date.  No claim for breach of any representation, warranty, covenant, or other agreement may be brought by any Party against another Party after such applicable survival period set forth above ends, except to the extent expressly provided herein; provided, however, that the termination of any such representation, warranty, covenant, or other agreement shall not affect an Indemnitee (i) in respect of any claim made by such Indemnitee for which a Direct Claim Notice or Third-Party Claim Notice has been delivered prior to the expiration of the applicable survival period provided herein or (ii) in respect of any claim grounded in Fraud (subject to the survival limitation set forth herein in respect of Fraud).  For the avoidance of doubt, the Parties (a) intend the foregoing sentences of this Section 7.1 and all other time limitations herein to operate as a contractual statute of limitations and to replace, and supersede any statute of limitations that may otherwise be applicable to claims for breaches of representations, warranties, covenants, or agreements, and (b) acknowledge and agree that such replacement, and supersession of any such statute of limitations by such contractual statute of limitations is reasonable and appropriate.

Section 7.2Indemnification Obligations of Seller.  Subject to the limitations set forth in this ARTICLE VII, from and after the Closing, Seller shall indemnify Buyer, the Company, and their respective Affiliates, and each of their respective Affiliates, officers, directors, equityholders, employees, agents, Representatives, heirs, successors, or permitted assigns (collectively, the “Buyer Indemnified Parties”) and hold each of them harmless from and against any and all Losses incurred or suffered directly or indirectly by such Buyer Indemnified Parties arising out of, relating to, or resulting from:

(a)the failure of any representation or warranty of Seller set forth in ARTICLE II and/or ARTICLE III to be true and correct;

(b)any nonfulfillment or breach of any covenant, agreement, or other provision by any of Seller;

(c)Fraud by Seller or in respect of the Company; and/or

(d)any Indemnified Taxes.

Section 7.3Limitations on Indemnification.

(a)Seller shall not have any obligation to indemnify the Buyer Indemnified Parties in respect of any Losses for which indemnification is claimed under Section 7.2(a) (other than for claims in respect of Fraud or breaches of Fundamental Representations or Section 3.9): (i) if the Losses associated with any individual claim or series of related claims are less than thirty-seven thousand five hundred dollars ($37,500) (the “De Minimis Claim Amount”), it being understood that any such individual claim for amounts less than the De Minimis Claim Amount shall be included in determining whether the Threshold Amount has been exceeded and (ii) unless and until the aggregate of such Losses exceeds three hundred thousand dollars ($300,000) (the “Threshold Amount”), at which point Seller will be obligated to indemnify the Buyer Indemnified Parties from and against all such Losses hereunder, including, without limitation, all amounts below the Threshold Amount.

(b)Seller shall not have any obligation to indemnify the Buyer Indemnified Parties in respect of any Losses for which indemnification is claimed under Section 3.9 and Section 7.2(d) (other than Losses in respect of clause (b) of the definition of Indemnified Taxes) if the Losses associated with any individual claim or series of related claims are less than five thousand dollars ($5,000); provided, however, that such limitation shall not apply if the total amount of Losses for which indemnification is claimed under Section 3.9 and Section 7.2(d) (other than Losses in respect of clause (b) of the definition of Indemnified Taxes) equals or exceeds fifty thousand dollars ($50,000). The maximum amount of Losses on a collective basis that may be recovered or asserted in any claim(s) by the Buyer Indemnified Parties under Section 7.2(a) (other than with respect to Fraud, Section 7.2(d), or any inaccuracy or breach of any Fundamental Representation or of the representations and warranties set forth in Section 3.5(c) or Section 3.9) is an amount equal to two million five hundred thousand dollars ($2,500,000) (the “Cap”), which Cap shall be reduced by any amounts paid by the Seller in respect of Losses (other than Losses in respect of clause (b) of the definition of Indemnified Taxes) arising under Section 7.2(d) and/or Section 7.2(a) with respect to any inaccuracy or breach in Section 3.9, in each case, in excess of the Base Tax Cap.  The maximum amount of Losses on a collective basis that may be recovered or asserted in any claim(s) by the Buyer Indemnified Parties under Section 7.2(a) with respect to an inaccuracy or breach in Section 3.9 and/or Section 7.2(d) (other than with respect to clause (b) of the definition of Indemnified Taxes) shall be an amount equal to two million five hundred thousand dollars ($2,500,000) (the “Base Tax Cap”) plus any portion of the Cap that has not already been eroded from other Losses as of the time the applicable Tax-related Loss is finally determined hereunder.  In no event shall the Seller’s aggregate liability hereunder, including with respect to Fraud, exceed the proceeds actually received by Seller, except for Losses in respect of clause (b) of the definition of Indemnified Taxes; provided, however, that the Seller’s aggregate liability in respect of Fraud to the extent based on any statement, representation or omission made with reckless indifference to the truth (and not actual or intentional Fraud) shall in no event exceed eleven million dollars ($11,000,000).

(c)The amount of any Losses for which indemnification is provided for under this ARTICLE VII shall be calculated net of any insurance proceeds or any indemnity, contribution, or other similar payment actually recovered by the Indemnitee from any third party with respect to such Losses.  In the event that any insurance or other recovery is made by any Indemnitee with respect to any Loss for which such Indemnitee has been indemnified hereunder, then a refund equal to the aggregate amount of the insurance or other recovery shall be made promptly by such Indemnitee to the Indemnitor.  The Indemnitee shall use commercially reasonable efforts to seek recovery under applicable insurance policies and indemnity, contribution, or similar arrangements covering any Losses, including, with respect to claims made by any Buyer Indemnified Party and to the extent practicable, under the Prior Acquisition Agreement; provided, however, that the foregoing shall not require any such Indemnitee to seek such recovery prior to making a claim for indemnification under this ARTICLE VII.

(d)Any Losses for which any Indemnitee is entitled to indemnification under this ARTICLE VII shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant, or agreement.  Seller shall not be liable under this ARTICLE VII for (i) any duplication of amounts taken into account in the determination of the Purchase Price in accordance with Section 1.3, (ii) subject to the first sentence of Section 9.14, any Losses relating to any matter to the extent that there is included in the Financial Statements a specific liability or reserve relating to such matter or (iii) any Losses resulting from, or increased by, the passing of, or any change in any law, statute, ordinance, rule, or regulation of any Tax Authority after the Closing Date.

(e)Seller shall not be liable under this ARTICLE VII for any Losses based upon, or arising out of, any inaccuracy in, or breach of, any of the representations or warranties of Seller contained in this Agreement if the Buyer Indemnified Parties had knowledge of such inaccuracy or breach at or prior to the Closing.

Section 7.4Manner of Payment.  After giving effect to the limitations set forth in Section 7.3, once a Loss has been finally determined pursuant to this ARTICLE VII, the Buyer Indemnified Parties shall be entitled to recover such Losses directly from Seller.

Section 7.5Claims Procedure.

(a)Direct Claims.  In the event any Buyer Indemnified Party (each an “Indemnitee”) shall claim indemnification hereunder for any claim (other than a Third-Party Claim) for which indemnification is provided in Section 7.2 above, the Indemnitee shall reasonably promptly, and in any event within thirty (30) days, after it becomes aware of facts that such Indemnitee reasonably believes may give rise to the basis for such claim, give written notice (a “Direct Claim Notice”) to the Party from whom indemnity is sought (each, an “Indemnitor”) setting forth the basis for such claim, including a reference to the provisions of this Agreement in respect of which the Indemnitee is entitled to indemnification hereunder, and the nature and estimated amount of such claim, all in reasonable detail; provided that the failure to reasonably promptly provide such notice shall not affect the rights of such Indemnitee to indemnification pursuant to this ARTICLE VII, except to the extent that the Indemnitor shall have been actually and materially prejudiced thereby.  If the applicable Indemnitor disputes any claim set forth in the Direct Claim Notice, it shall promptly, and in any event within thirty (30) days after receipt of the Direct Claim Notice, deliver to the Indemnitee that has given the Direct Claim Notice a written notice indicating its dispute of such Direct Claim Notice and its basis for such dispute, and the applicable Parties shall attempt in good faith for a period of thirty (30) days to agree upon the rights of the respective Parties with respect to such Direct Claim Notice.  If no such agreement can be reached after good faith negotiation during such thirty (30)-day period, the Parties may pursue all other remedies available to them at Law or equity in accordance with this Agreement.

(b)Third-Party Claims.  In the event any Indemnitee shall claim indemnification hereunder for any third-party claim, other than a claim relating to Taxes  (a “Third-Party Claim”), for which indemnification is provided in Section 7.2, the Indemnitee shall, reasonably promptly, and in any event within thirty (30) days, after it becomes aware of such Third-Party Claim, give written notice (a “Third-Party Claim Notice”) to the applicable Indemnitor setting forth the basis for such claim, including a reference to the provisions of this Agreement in respect of which the Indemnitee is entitled to indemnification hereunder, and the nature and estimated amount of the claim, all in reasonable detail, together with copies of all notices and documents (including court papers) served on, or received by, such Indemnitee; provided that the failure to reasonably promptly provide such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor shall have been actually and materially prejudiced by such failure to so notify.  The Indemnitor, upon notice to the Indemnitee within the thirty (30)-day period after receiving a Third-Party Claim Notice, may assume the defense of any claim set forth in such Third-Party Claim Notice, at its own cost; provided that prior to the Indemnitor assuming control of such defense, such Indemnitor shall agree in writing to be fully responsible for all Losses relating to such Third-Party Claim (subject to the limitations contained herein) without any reservation of rights, defenses, or similar claims; provided further that the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (1) such Third-Party Claim relates to, or arises in connection with, any criminal, civil, or administrative action, investigation, or other proceeding instituted by a Governmental Authority or (2) such Third-Party Claim seeks an injunction or other equitable relief against the Indemnitee.  Subject to the foregoing, if the Indemnitor assumes control the defense of any Third-Party Claim, the Indemnitor shall obtain the prior consent of the Indemnitee before entering into any settlement, compromise, or discharge of such Third-Party Claim, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the claimant in the applicable Third-Party Claim and such settlement offer provides for the unconditional release of each Indemnitee from all liabilities and obligations in connection with such Third-Party Claim, and the Indemnitor notifies the Indemnitee in writing of the Indemnitor’s willingness to accept the settlement offer and, subject to the applicable limitations of this ARTICLE VII, pay the amount called for by such offer, and the Indemnitee declines to accept such offer, the Indemnitee may continue to contest such Third-Party Claim, free of any participation by the Indemnitor, and the amount of any ultimate liability with respect to such Third-Party Claim that the Indemnitor has an obligation to pay hereunder shall be limited to the amount of the settlement offer that the Indemnitee declined to accept.  In the event the Indemnitor fails to give notice of its election to conduct the defense of a Third-Party Claim within the time and as prescribed in this Section 7.5(b) or otherwise elects not to assume the defense of the Third-Party Claim pursuant to this Section 7.5(b), then the Indemnitee shall have the right to control such defense.  If the Indemnitee assumes control the defense of any Third-Party Claim, the Indemnitee shall obtain the prior written consent of the Indemnitor before entering into any settlement, compromise, or discharge of such Third-Party Claim, which consent shall not be unreasonably withheld, conditioned or delayed.  The Party controlling the defense of any Third-Party Claim shall deliver, or cause to be delivered, to the other Parties copies of all correspondence, pleadings, motions, briefs, appeals, or other written statements relating to, or submitted in connection with, the defense of the Third-Party Claim, and timely notices of, and the right to participate in (as an observer), any hearing or other court proceeding relating to the Third-Party Claim.  Notwithstanding anything herein to the contrary, the Indemnitee shall at all times have the right to participate fully in (but not control) such defense at its own expense directly or through one counsel of its choice, except that the Indemnitor shall pay the costs and expenses of one such separate counsel if the Indemnitee reasonably determines, based on the advice of outside counsel, (a) that there may be one or more legal defenses or defense strategies available to such Indemnitee that are different from or additional to those available to an applicable Indemnitor or (b) that there exists a conflict of interest between the Indemnitor and the Indemnitee.  For the avoidance of doubt, this Section 7.5(b) shall not apply to Pre-Adjustment Date Tax Proceedings, which shall be governed exclusively by Section 8.5.

Section 7.6Final Purchase Price Adjustment.  All indemnification payments under this Agreement shall be deemed adjustments to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

Section 7.7Mitigation.  Following the Closing, each Indemnitee shall take commercially reasonable actions to mitigate all Losses incurred or reasonably expected to be incurred by it or any Indemnitee that it controls (including costs and expenses to remedy the circumstances giving rise, or reasonably expected to give rise, to such Losses) upon becoming aware of any fact, event, or circumstance that has resulted in, or would reasonably be expected to give rise to, any such Loss.

Section 7.8Materiality.  Solely for purposes of determining the dollar amount of Losses, but not for determining whether a breach or inaccuracy of a representation or warranty has occurred,  with respect to any claim resulting from any breach or inaccuracy of a representation or warranty, except with respect to reference to “Material Contracts” and the representation contained in Section 3.6(b), all “material”, “materiality”, “in all material respects” or “Material Adverse Effect” qualifications or exceptions in such representation or warranty shall be disregarded.

Section 7.9Sole Remedy.  The Parties agree that, notwithstanding anything to the contrary set forth in this Agreement or otherwise, from and after the Closing, except with respect to (a) any purchase price adjustments pursuant to Section 1.3 and/or (b) the rights of any Party hereto to seek injunctive relief or specific performance as provided in this Agreement, the rights of the Indemnitees to indemnification relating to this Agreement and the Contemplated Transactions shall be strictly limited to those contained in this ARTICLE VII, and such indemnification rights shall be the exclusive remedies of the Indemnitees subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith.

ARTICLE VIII

TAX MATTERS

Section 8.1Cooperation on Tax Matters; Post-Closing Tax Actions; Tax Returns.

(a)The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon any other Party’s request) the provision of records and information that are reasonably relevant to any such filing of Tax Returns, audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Parties agree: (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period (or portion thereof) ending on or prior to the Closing Date  until sixty (60) days following the expiration of the applicable statute of limitations (and, to the extent notified by any Party, any extensions thereof) of the respective Tax periods for each Party and the Guarantor, and to abide by all record retention agreements entered into with any Tax Authority and (ii) to give the other Party and Guarantor, as the case may be, reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if any other Party or Guarantor, as applicable, so requests, each Party shall allow the other Party or Guarantor, as applicable, to take possession of such books and records.  Notwithstanding anything in this Agreement to the contrary, Buyer and any of its Affiliates shall not have the right to review or access the Tax Returns, work papers, or other information of Seller or any of its Affiliates (other than Tax Returns, work papers or other information solely related to the Company).

(b)Except (x) as provided in this Article VIII, (y) as required by Law or (z) with Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed), after the Closing, Buyer and any of its Affiliates shall not and shall cause the Company not to: (A) file, or permit to be filed, or amend or otherwise modify, or permit to be amended or otherwise modified, any Tax Return for any Pre-Adjustment Date Tax Period or Pre-Adjustment Date

Straddle Tax Period or where it may affect the Tax liability of Seller for any period or indemnification obligations under this Agreement of Seller; (B) discuss, correspond, negotiate, make, or initiate any voluntary contact with any Governmental Authority or representative thereof with respect to, or settle with, any Governmental Authority or representative thereof any Tax Liability of the Company, in each case with respect to any Pre-Adjustment Date Tax Period or Pre-Adjustment Date Straddle Tax Period or where it may affect the Tax liability of Seller for any period or indemnification obligations under this Agreement of Seller; or (C) make any Tax election that has retroactive effect to any Pre-Adjustment Date Tax Period or Pre-Adjustment Date Straddle Tax Period.  For the avoidance of doubt, this Section 8.1(b) shall not apply to any Seller Consolidated Tax Return, which shall be subject to the sole control of Seller.

(c)Tax Returns for the Company for any Pre-Adjustment Date Tax Period shall be prepared by Seller’s accountants, at the sole cost and expense of Seller, and Seller shall furnish a completed copy of any such Tax Return related solely to the Company to Buyer for Buyer’s review and approval not later than twenty (20) days before the due date for filing such Tax Return (including extensions thereof).  Any Straddle Period Tax Returns shall be prepared by the Company, at the sole cost and expense of the Company, and the Company shall furnish a completed copy of such Straddle Period Tax Returns to Seller for Seller’s review and approval not later than twenty (20) days before the due date for filing such Tax Return (including extensions thereof).  All Parties shall reasonably cooperate in the preparation of any Tax Returns described in this Section 8.1(c). Any such Tax Return shall be prepared on a basis consistent with those previously prepared for prior Tax years or periods, except as required by Law.  The Parties shall attempt in good faith to resolve any disagreement regarding such Tax Returns prior to filing.  In the event the Parties are unable to resolve any dispute within ten (10) days prior to the due date for filing such Tax Return, such dispute shall be resolved by the Expert, which resolution shall be binding on the Parties.  The fees and expenses of the Expert shall be borne equally by Seller and Buyer.        If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner that the Party responsible for preparing such Tax Return deems correct without prejudice to the other Party’s rights hereunder.  Direct claims for indemnification for Taxes shall be governed by Section 7.5(a). Notwithstanding anything to the contrary in this Section 8.1(c), Seller shall have the exclusive right to prepare and file any Seller Consolidated Tax Returns.

(d)Seller and the Company shall make a valid election pursuant to Section 336(e) of the Code and the Treasury Regulations and any corresponding or similar elections under state, local or foreign Tax Law (collectively, the “Section 336(e) Election”) in connection with the Closing.  For the purpose of making the Section 336(e) Election for U.S. federal income tax purposes, (i) on or prior to the Closing, (x) Seller and the Company shall enter into a written, binding agreement to make such election, and Seller shall provide a copy of such agreement to Buyer, and (y) Seller shall deliver to the Company and Buyer a copy of the election statement described in Treasury Regulation Section 1.336-2(h)(5), (ii) Seller shall retain a copy of the agreement described in clause (i)(x), and (iii) Seller shall attach a copy of the election statement described in Treasury Regulation Section 1.336-2(h)(5) to its timely filed (including extensions) U.S. federal income tax return for the taxable year that includes the Closing Date.  Buyer and Seller shall file, and shall cause their Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Section 336(e) Election and shall take no position contrary thereto.

(e)Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a schedule allocating the Purchase Price (and relevant Liabilities of the Company and other items) among the assets of the Company in accordance with Section 336(e) of the Code and the Treasury regulations promulgated thereunder (such statement, the "Purchase Price Allocation Schedule") for Seller’s review and comment.  Seller shall have an opportunity to review the proposed Purchase Price Allocation Schedule for a period of 30 days after receipt of the proposed Purchase Price Allocation Schedule.  If Seller disagrees with any aspect of the proposed Purchase Price Allocation Schedule, Seller shall notify Buyer in writing prior to the end of such 30-day period (an “Allocation Objection Notice”), specifying, in reasonable detail, any good faith dispute as to Buyer’s Purchase Price Allocation Schedule and setting forth Seller’s proposed Purchase Price Allocation Schedule.  If prior to the conclusion of such 30-day period, Seller notifies Buyer in writing that it will not provide any Allocation Objection Notice, or if Seller does not deliver an Allocation Objection Notice within such 30-day period, then the proposed Purchase Price Allocation Schedule shall be deemed final, conclusive and binding upon each of the Parties.  Seller and Buyer shall use commercially reasonable efforts to resolve any objection by Seller to the proposed Purchase Price Allocation Schedule.  If within 10 days after Buyer receives an Allocation Objection Notice, Buyer and Seller have not resolved all objections and agreed upon a final Purchase Price Allocation Schedule, Buyer and Seller shall engage the Expert to resolve any outstanding disputes, and such resolution shall be final, conclusive and binding upon each of the Parties.  The fees and disbursements of the Expert shall be shared equally by Seller and Buyer.  Seller and Buyer agree, for all Tax purposes, to report the transactions consistently with the final Purchase Price Allocation Schedule and to not take any position during the course of any audit or other proceeding inconsistent with the final Purchase Price Allocation Schedule, except in each case as otherwise required by a change in Law or pursuant to the good faith resolution of a Tax contest.  Seller and Buyer shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect any adjustments to the Purchase Price.

(f)No Party shall make (or purport to make) any election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) to ratably allocate items under Treasury Regulation Section 1.1502-76(b)(2)(ii) or any election described in Treasury Regulation Section 1.1502-76(b)(2)(iii).

(g)The Parties further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed on Seller or Buyer (including with respect to the Contemplated Transactions).

Section 8.2Transfer Taxes.  All Transfer Taxes, recording fees, and other similar Taxes that are imposed on any of the Parties by any Governmental Authority in connection with the Contemplated Transactions will be borne by Buyer when due, and Tax Returns relating to such Taxes and fees shall be filed by the Party responsible for filing such Tax Return under applicable Law. The Parties and their Affiliates shall cooperate in connection with the filing of any such Tax Returns including joining in the execution of such Tax Returns.

Section 8.3Tax Refunds.  Seller shall be entitled to any Tax refunds or credits in lieu thereof, net of any reasonable cost or Tax to Buyer and its Affiliates (including the Company) attributable to such refund or credit, that are received by Buyer or the Company attributable to

Taxes paid by Seller or Taxes paid by the Company prior to the Adjustment Date with respect to any Pre-Adjustment Date Tax Period and any Pre-Adjustment Date Straddle Tax Period (other than any refund or credit that is attributable to a carryback of a loss, credit or other Tax attribute from a taxable period (or portion thereof) beginning after the Adjustment Date (excluding any refund or credit attributable to a Tax attribute that is carried back to a Seller Consolidated Tax Return, which shall belong to Seller) or payable to another Person pursuant to any Contract to which the Company is a party as of Closing).  Buyer shall pay, or cause to be paid, over to Seller any such amount within five (5) Business Days after actual receipt of such refund or actual utilization of such credit in lieu thereof against Taxes.  After the Closing, Buyer shall cause the Company to continue to work in good faith and use commercially reasonable efforts to diligently prosecute any Tax refund claims in order to maximize and obtain any such Tax refunds or credits.  Any refund or credit with respect to a Straddle Period, other than a refund or credit reflected on the Seller Consolidated Tax Returns which shall belong to Seller, shall be determined and allocated in accordance with the principles of Section 8.4.

Section 8.4Allocation of Straddle Period Taxes.  In any case where applicable Law does not permit the Company to treat the Adjustment Date as the last day of the Tax period, the amount of Taxes that are allocable to the portion of the Straddle Period ending on and including the Adjustment Date shall: (i) in the case of property or ad valorem Taxes payable in the Straddle Period, be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Adjustment Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all Taxes not addressed in clause (i), be deemed to be equal to the amount that would be payable if the Tax period ended on the Adjustment Date.  Notwithstanding the foregoing, (i) any Taxes relating to any transactions not in the ordinary course of business and not contemplated by this Agreement that occur after the time of the Closing on the Closing Date shall be treated as occurring on the day after the Closing Date and (ii) any Taxes attributable to the Company that are reflected on the Seller Consolidated Tax Returns shall not be considered Straddle Period Taxes.

Section 8.5Tax Proceedings.  After the Closing Date, the Parties shall notify each other in writing within fifteen (15) Business Days of receipt of any notice of the commencement of any Tax audit or administrative or judicial Tax proceeding relating to the Taxes of the Company in respect of Pre-Adjustment Date Tax Periods or Straddle Periods (“Pre-Adjustment Date Tax Proceedings”), the outcome of which may affect the Tax Liabilities or indemnification obligations under this Agreement of another Party.  Such notice shall include copies of any notice or other document received from any Governmental Authority in respect of such audit or other proceeding.  Any failure to so notify the other Party of any such Pre- Adjustment Date Tax Proceeding shall not relieve such other Party of any liability with respect to such Pre-Adjustment Date Tax Proceedings, except to the extent such Party was actually and materially prejudiced as a result thereof.  Seller shall control the conduct, defense, and settlement of any Pre-Adjustment Date Tax Proceeding (including whether to extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax) with respect to a Pre-Adjustment Date Tax Period at Seller’s expense, and Buyer shall control the conduct, defense, and settlement of any Pre-Adjustment Date Tax Proceeding (including whether to extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax) with respect to a Straddle Period at Buyer’s expense; provided, however, that (i) the controlling Party shall keep the non-controlling Party informed of any proceedings, events, and developments relating to, or in connection with, such Pre-Adjustment Date Tax Proceeding, (ii) the non-controlling Party shall be entitled to receive copies of all substantive correspondence and documents relating to such audit or other proceeding, (iii) the controlling Party shall not settle any such Pre-Adjustment Date Tax Proceeding without the prior written consent of the non-controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed, and (iv) the non-controlling Party shall have the right to participate in the defense of any such Pre-Adjustment Date Tax Proceeding at its own expense. Notwithstanding anything to the contrary, nothing in this Section 8.5 shall refer to any Seller Consolidated Tax Returns and, for the avoidance of doubt, Seller shall have the sole and exclusive control of the conduct, defense and settlement (including whether to extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax) of any Tax audit or administrative or judicial Tax proceeding relating to Taxes reflected on any Seller Consolidated Tax Returns. For the avoidance of doubt, this Section 8.5, not Section 7.5(b), shall exclusively govern with respect to any Pre-Adjustment Date Tax Proceedings.

ARTICLE IX

MISCELLANEOUS

Section 9.1Amendment and Modifications; Waivers.  This Agreement may only be amended, or any provision of this Agreement may only be waived, upon the approval, in writing, executed by Buyer and Seller.  No other course of dealing between or among the Parties shall be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any such Party under, or by reason of, this Agreement.

Section 9.2Entire Agreement; Assignment.  This Agreement (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof (other than the Confidentiality Agreement) and (b) will not be assigned by operation of Law or otherwise; provided that following the Closing, Seller may assign its right and obligations hereunder to Guarantor by providing prior written notice to Buyer.  Notwithstanding the foregoing, without the consent of Seller, Buyer may assign its rights under this Agreement to any Affiliate of Buyer; provided that Buyer will remain liable for its obligations hereunder.

Section 9.3Validity.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, each of which will remain in full force and effect.

Section 9.4Notices.  All notices, requests, claims, demands and other communications hereunder will be in writing and will be deemed to have been duly given and effective: (a) on the date of transmission, if such notice or communication is sent via facsimile or email and receipt is confirmed, at the facsimile number or email address specified in this Section 9.4, prior to 5:00 p.m., Pacific Time, on a Business Day; (b) on the first (1st) Business Day after the date of transmission, if such notice or communication is sent via facsimile or electronic mail at the facsimile number or email address specified in this Section 9.4 (i) at or after 5:00 p.m. Pacific Time on a Business Day or (ii) on a day that is not a Business Day; (c) when received, if sent by nationally recognized overnight courier service; or (d) upon actual receipt by the Party to whom such notice is required or permitted to be given.  The address for such notices and communications (unless changed by the applicable Party by like notice) shall be as follows:

If to Buyer, to:

EVgo Services LLC
11835 W. Olympic Blvd., Ste 900E
Los Angeles, CA 90064
Telephone: (310) 954-2900
Email: legal@evgo.com
Attention: Legal Department

With a copy (which will not constitute notice) to:

Milbank LLP
55 Hudson Yards
Telephone: (212) 530-5000
Facsimile: (212) 530-5219
Email: wbice@milbank.com; jtanderson@milbank.com
Attention: William Bice; Jason Anderson

If to Seller or Guarantor, to:

innogy e-Mobility US LLC c/o E.ON SE
Brüsseler Platz 1 45131 Essen, Germany
Telephone: +49 201 184 7039
Facsimile: +49 201 184 1228
Email: Legal_M&A_Notices@eon.com
Attention: Head of Legal M&A

With a copy (which will not constitute notice) to:

K&L Gates LLP
1 Park Plaza, 12th Floor, Irvine CA 92614
Telephone: (949) 623-3545
Facsimile: (949) 623-4477
Email: shoshannah.katz@klgates.com
Attention: Shoshannah D. Katz

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address will be effective only upon receipt thereof).

Section 9.5Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)This Agreement, and all claims or causes of action (whether in Contract, in tort, or by statute) that may be based upon, arise out of, or relate to, this Agreement, or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in, or in connection with, this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed in accordance with, the Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any state Law claim, controversy, or dispute) that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of Law provisions thereof or of any other jurisdiction.  Each Party agrees and acknowledges that the application of the Laws of the State of Delaware is reasonable and appropriate based upon the Parties’ respective interests and contacts with the State of Delaware.  Each of the Parties waives any right or interest in having the Laws of any other state or foreign jurisdiction, including specifically, state Law regarding the statute of limitation or other limitations period, apply to any Party’s state Law claim, controversy, or dispute that in any way arises out of, or relates to, this Agreement or the Contemplated Transactions.

(b)Each Party agrees that it will bring any action among any of the Parties arising out of or related to this Agreement exclusively in the Court of Chancery in the State of Delaware (the “Court of Chancery”) or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts (the “Delaware Federal Court”) or, to the extent neither the Court of Chancery nor the Delaware Federal Court has subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”) and solely with respect to any such action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action in the Chosen Courts and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party.  Each Party hereby agrees not to commence any such action other than before one of the Chosen Courts.  Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.4.

(c)EACH OF THE PARTIES IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.  THE PARTIES ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE

MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 9.6Specific Performance.  The Parties acknowledge and agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine.  Accordingly, each of the Parties herby consents to the granting of equitable relief (including an injunction, specific performance, or other equitable relief) to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy at Law or in equity.  The Parties will not assert that a remedy of injunctive relief, specific performance, or other equitable relief is unenforceable, invalid, contrary to Law, or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.  Each of the Parties hereby waives (a) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 9.7Publicity.  No press release or similar public announcement or communication will be made or be caused to be made (including by such Parties’ respective Affiliates) concerning the execution or performance of this Agreement unless the Parties will have agreed in advance with respect thereto or, or as may be required by applicable Law (including applicable securities laws), in which case the Party required to make the release, announcement, or communication will, to the extent permitted and practicable, allow the other Parties reasonable time to comment on such release, announcement, or communication in advance of such issuance.  Notwithstanding anything to the contrary herein, without the consent of the other Party, a Party may make releases, announcements, or communications that are not inconsistent with previous release, announcement, or communication that have been made in accordance with this Section 9.7.

Section 9.8Conflicts; Privilege.  Each of the Parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees, trustees and Affiliates, that (a) K&L Gates LLP (“Seller Counsel”) has served solely as counsel to Seller and Company in connection with negotiation, preparation, execution, and delivery of this Agreement and the consummation of the Contemplated Transactions, (b) following consummation of the Contemplated Transactions, Seller Counsel (or any successor thereof) may serve as counsel to Seller in connection with any litigation, claim, or obligation arising out of, or relating to, this Agreement (even if adverse to the Company), the other transaction documents, or the transactions contemplated hereby and thereby, notwithstanding such representation, and (c) each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.  The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company), further agrees that, as to all communications between the Seller Counsel and the Company made in connection with the negotiation, preparation, execution, delivery, and Closing under, or any dispute arising in connection with, this Agreement or the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence, and all other rights to any evidentiary privilege shall be controlled by Seller and shall not pass to, or be claimed by, the Buyer or any of its Affiliates (including, after the Closing, the Company).

Section 9.9Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

Section 9.10Counterparts.  This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement will become effective when each Party will have received a counterpart hereof signed by the other Parties.  For the convenience of the Parties, any number of counterparts hereof may be executed, each such executed counterpart will be deemed an original, and all such counterparts together will constitute one and the same instrument.  Facsimile transmission (including the e-mail delivery of documents in Adobe PDF format) of any signed original counterpart and/or retransmission of any signed facsimile transmission will be deemed the same as the delivery of an original.

Section 9.11Expenses.  Except as otherwise expressly set forth herein, all costs and expenses (including legal fees, accounting fees, and investment banking fees) incurred in connection with the Contemplated Transactions will be paid by the Party incurring such expenses.

Section 9.12Construction.  The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be employed in the interpretation of this Agreement.

Section 9.13Parties in Interest.  This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties, or in each case such Parties’ permitted assigns, any rights or remedies under, or by reason of, this Agreement, it being understood that the foregoing will not limit the rights of directors, officers, employees, and agents of the Company under Section 5.3.

Section 9.14Interpretation.  An item arising with respect to a specific representation or warranty will be deemed to be “reflected on,” “set forth in” or “given effect in numbers on” a balance sheet or financial statement, to the extent any such phrase appears in such representation or warranty, to the extent that (a) there is a reserve, accrual or other similar item underlying a number on the face of such balance sheet or financial statement that relates to the subject matter of such representation or (b) such item is otherwise set forth on the face of such balance sheet or financial statement or in the notes thereto and, in each case of (a) and (b), such item is reasonably apparent on the face of such balance sheet or financial statements or in the notes thereto.  When a reference is made in this Agreement to an Article, Section, or Exhibit, such reference will be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated.  Wherever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  References to “dollar” or “$” contained herein are to

United States Dollars (unless otherwise specified).  The words “hereof,” “herein,” “hereto,” and “hereunder” and words of similar import, when used in this Agreement, will refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” will refer to the date of this Agreement.  The meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and words denoting any gender will include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.  References to any statute will be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder; provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute will be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date.

Section 9.15Schedules.  The disclosure of any matter in any Schedule to this Agreement will expressly not be deemed to constitute an admission by the Company or to otherwise imply that any such matter is material for the purpose of this Agreement.  Any information, item, or other disclosure set forth in any section of any Schedule will be deemed to have been set forth in any other section of any other Schedule, if the relevance of such disclosure to such other section or Schedule is reasonably apparent from the facts specified in such disclosure.  For convenience of reference, a section of a Schedule may include a cross reference to other sections of a Schedule or to other Schedules, but such cross reference does not mean that where a cross reference is not included, such deemed disclosure is inapplicable, as long as such disclosure would, on its face, be reasonably applicable to such other sections or Schedules.  All exhibits attached to the Schedules will be incorporated by reference.  Any terms in the Agreement will have the same meaning when used in the Schedules as when used in the Agreement, unless the context otherwise requires.

Section 9.16No Recourse Against Nonparty Affiliates.  No Person who is not a Party, including, without limitation, any director, officer, employee, incorporator, member, partner, manager, unitholder, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, unitholder, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in Contract or in tort, in Law or in equity, or granted by statute) to any other Party for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of, this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates of each other Party.  For the avoidance of doubt, Guarantor is not a Nonparty Affiliate of Seller.

Section 9.17Guaranty.  Guarantor does hereby unconditionally and irrevocably guarantee to Buyer the full, complete, and prompt performance and payment, as the case may be, of the Guaranteed Obligations (as hereafter defined), and if Seller does not pay or perform any of the Guaranteed Obligations in accordance with their respective terms, Guarantor shall immediately on demand by Buyer, pay or perform such Guaranteed Obligations as if Guarantor were the principal obligor primarily liable for the performance thereof and not as a mere surety.  Buyer may obtain recourse against Guarantor for the payment and performance of the Guaranteed Obligations prior to, concurrently with, or after any other Action to enforce such Guaranteed Obligations.  Guarantor shall be entitled to perform or satisfy the Guaranteed Obligations pursuant to the same terms and conditions and subject to the same rights and limitations as are applicable to Seller under this Agreement.  For purposes of this Agreement, “Guaranteed Obligations” means each of the obligations of Seller to the extent such obligations arise under, or in connection with, this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written

BUYER:

EVGO RECARGO HOLDCO LLC,
a Delaware limited liability company

By:	/s/ Olga Shevorenkova
Name: Olga Shevorenkova
Title: CFO

SELLER:

INNOGY E-MOBILITY US LLC,
a Delaware limited liability company

By:	/s/ Arjan van der Eijk
Name: Arjan van der Eijk
Title: Manager

By:	/s/ Thomas Hüsgen
Name: Thomas Hüsgen
Title: Manager

GUARANTOR:

INNOGY SE,
a German corporation

By:	/s/ Jan Wiederstein
Name: Jan Wiederstein
Title: Authorized Person

By:	/s/ Kristina Bode
Name: Kristina Bode
Title: Authorized Person

ANNEX A

DEFINITIONS

For purposes of this Agreement, the following terms, when used in this Agreement, have the meanings assigned to them in this Annex A.

“Action” means any action, claim, suit, or arbitration by or before any court or grand jury, Governmental Authority, or arbitration tribunal.

“Adjustment Date” means January 1, 2021 at 12:01 am Pacific time.

“Affiliate” means, with respect to any specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by Contract, or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliated Group” means an affiliated group as defined in Section 1504(a) of the Code (or any similar combined, consolidated, unitary or similar group defined under state, local, or foreign Tax Law).

“Agreement” has the meaning set forth in the preamble.

“Anticorruption Law” means any Law, rule, or regulation of any jurisdiction applicable to a Person, from time to time concerning or relating to bribery (including, without limitation, commercial bribery) or corruption.

“Auditor” has the meaning set forth in Section 1.3(d).

“Base Amount” has the meaning set forth in Section 1.3(a)(i).

“Base Tax Cap” has the meaning set forth in Section 7.3(b).

“Business” means the business of the Company as conducted immediately prior to the Closing.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in Los Angeles, CA or Essen, Germany are closed generally.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2.

“Cap” has the meaning set forth in Section 7.3(b).

“Cash Adjustment” has the meaning set forth in Section 1.3(a)(ii).

“Cash Adjustment Statement” has the meaning set forth in Section 1.3(d).

“Chosen Courts” has the meaning set forth in Section 9.5(b).

“Closing” has the meaning set forth in Section 1.1.

“Closing Cash” means the aggregate amount of cash and cash equivalents of the Company on the Closing Date, excluding any cash representing payments received from the California Energy Commission to the extent such cash payable to Broadband TelCom Power, Inc.

“Closing Date” has the meaning set forth in Section 1.1.

“Closing Payment” has the meaning set forth in Section 1.3(c).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the recitals.

“Company IP Rights” has the meaning set forth in Section 3.14(a).

“Company Material Adverse Effect” means any event, occurrence, fact, condition, or change that is materially adverse to the business, results of operations, or financial condition of the Company, taken as a whole; provided, however, that “Company Material Adverse Effect” will not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of, or attributable to, (i) general economic, social, or political conditions; (ii) conditions generally affecting the industries in which the Company operates (including increases in competition); (iii) any changes in financial, banking, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), police actions, armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of, or at the written request of, Buyer; (vi) any changes or prospective changes in applicable Laws or accounting rules or the enforcement, implementation, or interpretation thereof; (vii) the identity of Buyer or the announcement, pendency, or completion of the Contemplated Transactions, including losses or threatened losses of employees, customers, suppliers, distributors, or others having relationships with the Company; (viii) any natural or man-made disaster or acts of God; (ix) any failure by the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions; (x) any matter disclosed in the Disclosure Schedule, (xi) any epidemic, pandemic, or disease outbreak (including the COVID-19 virus); or (xii) the declaration or continuation of any state, local, or national emergencies.

“Company Parties” has the meaning set forth in Section 4.8.

“Consolidated Tax Return” has the meaning set forth in Section 3.9(g).

“Consultant” has the meaning set forth in Section 5.7.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including (i) the execution, delivery, and performance of this Agreement, (ii) the Sale, and (iii) the performance by Buyer and Seller of their respective obligations under this Agreement.

“Contract” means any legally binding arrangement, including any contract, agreement, lease, sublease, concession, purchase or sale order (excluding such orders delivered pursuant to another written agreement or entered into in the ordinary course of business), license, permits, instrument, indenture, note, bond, loan, instrument, commitment, conditional sales contract, or mortgage (including any amendment, extension, renewal, guarantee, or other supplement with respect thereto).

“Copyrights” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Court of Chancery” has the meaning set forth in Section 9.5(b).

“Covered Person” has the meaning set forth in Section 5.5(b).

“Data Policies” has the meaning set forth in Section 3.14(h).

“De Minimis Claim Amount” has the meaning set forth in Section 7.3(a).

“Delaware Federal Court” has the meaning set forth in Section 9.5(b).

“Direct Claim Notice” has the meaning set forth in Section 7.5(a).

“Disclosure Schedule” means the disclosure schedule that Seller have delivered to Buyer as of the date of this Agreement.

“Disputed Item” has the meaning set forth in Section 1.3(f).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and eachbonus, incentive, option, equity purchase or other equity-based compensation, deferred compensation, loan, severance, termination, retention, change of control, collective bargaining or other agreement with any works council or association, profit sharing, pension, retirement, 401(k), vacation or other paid or unpaid leave, medical or other welfare, disability, fringe benefit, and any other employee or retiree benefit or compensation agreement, arrangement, plan, program, policy, funding mechanism, reimbursement arrangement or other arrangement (including provisions for such items within employment, individual consulting or individual independent contractor agreements, and excluding any de minimis or immaterial occasional perquisites provided in the Company’s sole discretion from time to time), whether or not subject to ERISA or written or unwritten or legally binding or not, in each case, (i) that is maintained, sponsored, contributed to or entered into by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director, or individual independent contractor of the Company, or the beneficiaries or dependents of any such individual, or (ii) under which the Company may have any material liability.

“Encumbrance” means any lien (statutory or otherwise), encumbrance, security interest, charge, mortgage, deed of trust, deed to secure debt, option, pledge, hypothecation, restriction, or any other encumbrance, or other adverse claims (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing) and including any agreements to give any of the foregoing in the future in respect of such property or asset on transfer of title or voting of any nature whatsoever; provided that “Encumbrance” will not be deemed to include the license or granting of other Intellectual Property Rights.

“Enforceability Exceptions” has the meaning set forth in Section 2.2.

“Environmental Laws” means all applicable Laws of all Governmental Authorities, in each case concerning Hazardous Substances, pollution, protection of the environment, human health and safety, and/or industrial hygiene, as such of the foregoing are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code and the regulations issued thereunder.

“Estimated Cash Adjustment” has the meaning set forth in Section 1.3(c).

“Expert” has the meaning set forth in Section 1.3(f).

“E.ON” has the meaning set forth in the recitals.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Fraud” means common law fraud under the laws of the State of Delaware, except it specifically excludes any claim that is based on a statement, representation, or omission made with mere negligence (but, for the avoidance of doubt, includes claims based on actual fraud or reckless indifference).

“Fundamental Representations” has the meaning set forth in Section 7.1.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or that governs its legal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission or court, whether domestic, foreign, or multinational, exercising executive, legislative, judicial, regulatory, or administrative functions of, or pertaining to, government and any executive official thereof.

“Governmental Filings” has the meaning set forth in Section 2.3.

“Guaranteed Obligations” has the meaning set forth in Section 9.17.

“Guarantor” has the meaning set forth in the preamble.

“Hazardous Substances” means any substance or material that is described as a toxic or hazardous substance, waste, or material or a pollutant or contaminant or infectious waste, or words of similar import, in any of the Environmental Laws.

“Identified Leakage” means any Leakage identified prior to the Closing by Seller, excluding Permitted Leakage.

“Indebtedness” of any Person means, without duplication: either (a) any Liability of any Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with U.S. GAAP, or (v) for all or any amounts deferred or withheld in respect of the purchase price of any property or services that have been delivered, which are evidenced by a contractual promise to pay on a deferred basis (other than trade payables or arrangements that are substantially equivalent to trade payables) in each case with respect to any seller financing, “earnout”, non-compete, incentive or holdback payments, or payment obligations that are contingent or other similar arrangements, or (vi) under interest rate swap, hedging or similar agreements, or (b) any Liability of others described in the preceding clause (a) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes any and all accrued interest, success fees, prepayment premiums and make whole premiums or penalties.

“Indemnified Taxes” includes (a) all Taxes of, imposed on or payable by the Company for or attributable to any Pre-Adjustment Date Tax Period or Pre-Adjustment Date Straddle Tax Period (determined as provided in Section 8.4); (b) all Taxes of, imposed on or payable by the Company with respect to Taxes of any Affiliated Group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date (or with respect to Taxes of any member thereof); and (c) all Taxes of any Person imposed on the Company as a transferee or successor, by Contract or otherwise pursuant to applicable Law, to the extent attributable to transactions or events occurring before the Adjustment Date; and excludes any Taxes for any period attributable to any conversion or other restructuring of the Company in any period beginning on or after the Closing Date.

“Indemnitee” has the meaning set forth in Section 7.5(a).

“Indemnitor” has the meaning set forth in Section 7.5(a).

“Intellectual Property Rights” means all (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) trade secrets and all other confidential or proprietary information, know-how, inventions, processes, formulae, models, and methodologies, (v) any proprietary software or firmware, including data files, source code, object code, application programming interfaces, graphical user interfaces, architecture, files, records, schematics, data flow diagrams, computerized databases, and other related specifications and documentation (“Protected Software”), and (vi) all applications and registrations for the foregoing.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means the following: (i) with respect to Seller, the actual knowledge of the executive officers of Seller including, solely as to statements with respect to the Company, after reasonable due inquiry of the Company’s executive officers; and (ii) with respect to Buyer, the actual knowledge of the executive officers of Buyer.

“Law” means any law, statute (including the Code and any Environmental Laws), ordinance, rule, regulation, order, writ, judgment, injunction, or decree of any Governmental Authority applicable in any jurisdiction.

“Leakage” means (i) any dividend or other form of distribution, whether in cash or in kind, declared, paid, or made by the Company to Seller or any Affiliate thereof; (ii) any repayment of any shareholder loan or the payment of any interest or fees on any shareholder loan, in each case, granted by Seller or any Affiliate thereof to the Company, other than the Related Party Payoff Amount; (iii) any waiver, discount, deferral or release, or commitment to waive or release, by the Company of any amount or obligation owed or due to it, towards or to the benefit of Seller or any Affiliate thereof; (iv) any assumption, payment or grant of any guarantee or security by the Company for any financial debt owed by Seller or any Affiliate thereof; (v) any assumption or discharge of, or indemnity from, any liability (including any recharge of costs of any kind) owed by Seller or any Affiliate thereof, or a third party for the benefit of Seller or any Affiliate thereof; (vi) any payment by the Company of any advisory, management, transaction, or other fees or expenses, service charges, license or royalty fees to Seller or any Affiliate thereof, other than pursuant to commercial agreements entered into (x) in the ordinary course of the Company’s Business and (y) for the benefit of the Company; (vii) any return of capital (whether by way of a reduction of capital or redemption or purchase of its own shares or otherwise) to Seller or any Affiliate thereof by the Company; (viii) any payment by, or on the account of, the Company, of any legal, brokerage, finder’s fee, commission, advisory fees or expenses, in connection with, or in respect of, (x) the preparation, negotiation, or execution of this Agreement or (y) the consummation of the Contemplated Transactions; (ix) any bonus, extra compensation, severance payment, or other incentive plus the payment of any employer-side taxes, including wage tax and social security contributions payable on such bonus, extra compensation, severance payment or other incentive, to any third party (including Seller or any Affiliate thereof) in connection with, or in respect of, (A) the preparation, negotiation, or execution of this Agreement or (B) the consummation of the Contemplated Transactions; (x) any other transfer of any asset (including cash) or right from the Company to Seller or any Affiliate thereof or to a third party for the benefit of Seller or any Affiliate thereof; or (xi) any obligation to do any of foregoing in each case irrespective of whether any performance is made or becomes due prior to, or after, the Closing Date.

“Leased Real Property” has the meaning set forth in Section 3.13.

“Liabilities” means any and all indebtedness, liabilities, and obligations, whether accrued, fixed, or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including, but not limited to, those arising under any Law or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract, commitment, or undertaking.

“Loss(es)” means, with respect to any Person, any and all liabilities, losses, claims, Taxes, damages, judgments, settlements, assessments, fines, interest, penalties, deficiencies, costs, fees, and expenses (including reasonable attorneys’ and other professionals’ fees and expenses) against or affecting such Person; provided, however, that “Loss(es)” shall exclude consequential, incidental, indirect, punitive, exemplary, or special damages, except to the extent awarded to a third party and other than in the case of Fraud.

“Material Contracts” has the meaning set forth in Section 3.18(a).

“Material Real Property Lease” has the meaning set forth in Section 3.13.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA as of the date of this Agreement.

“Nonparty Affiliates” has the meaning set forth in Section 9.16.

“Notice of Disagreement” has the meaning set forth in Section 1.3(e).

“Open Source Materials” has the meaning set forth in Section 3.14(f).

“Parties” means Buyer, Seller and, for the purposes set forth in this Agreement, Guarantor, each of whom is sometimes referred to individually as a “Party.”

“Patents” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Permits” means permits, licenses, registrations, approvals, certificates, and other authorizations of, and from, all Governmental Authorities or pursuant to any Law.

“Permitted Encumbrances” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other Encumbrances arising or incurred in the ordinary course of business for amounts that are not yet delinquent or if being contested in good faith by appropriate proceedings, for which adequate reserves have been established on the Financial Statements, (ii) Encumbrances for

Taxes, assessments, or other governmental charges not yet due and payable as of the Closing Date and, if being contested in good faith, for which adequate reserves have been established on the Financial Statements, (iii) Encumbrances granted to any lender at the Closing in connection with any financing by Buyer of the Contemplated Transactions, and (iv) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to the Leased Real Property that do not materially impair the use or occupancy of the Leased Real Property in connection with the operation of the Business as currently conducted thereon.

“Permitted Leakage” means (i) other than any such amounts described in clause (ix) of the definition of “Leakage”, any payment made to, or benefit received under or in connection with, an employment agreement, Contract for services, consultancy, or other advisor agreement between the Company and Seller or any Affiliate thereof that has been disclosed in the Disclosure Schedule (except to the extent any payment thereunder would be captured by subclause (iii) of this definition); (ii) any payments made or liability incurred or paid or agreed to be paid or payable in connection with any matter undertaken by, or on behalf of, the Company at the written request, or with the written agreement of, Buyer; (iii) the portion of any retention bonuses or similar payments plus the payment of any employer-side taxes, including wage tax and social security contributions on such retention bonuses or similar payments, payable to current or former directors, officers, employees, or other service providers of the Company arising from, or otherwise payable in connection with, the Contemplated Transactions, in an aggregate amount not to exceed $906,582.00; (iv) payments made by the Company to Broadband TelCom Power, Inc. pursuant to agreements or arrangements disclosed in the Disclosure Schedule; and (v) any payments, acts, or measures explicitly provided for in this Agreement, including, for the avoidance of doubt, the remittance of the Related Party Payoff Amount.

“Person” means any individual, corporation, limited liability company, partnership, trust, or other entity.

“Pre-Adjustment Date Straddle Tax Period” means the portion of any Straddle Period up to and including the Adjustment Date.

“Pre-Adjustment Date Tax Period” means any Tax period ending on or before the Adjustment Date.

“Pre-Adjustment Date Tax Proceedings” has the meaning set forth in Section 8.5.

“Prior Acquisition Agreement” means that certain Agreement and Plan of Merger, dated September 21, 2018, by and among Seller, the Company, and the other parties thereto, as amended by First Amendment to Agreement and Plan of Merger, dated September 28, 2018 (as it may be amended, modified or supplemented).

“Privacy Laws” means any and all applicable Laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of personal information, including the California Consumer Privacy Act (CCPA), and Payment Card Industry Data Security Standard (PCI-DSS), and any and all applicable Laws relating to breach notification in connection with personal information.

“Protected Software” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Purchase Price” has the meaning set forth in Section 1.3(a).

“Registered Company IP Rights” has the meaning set forth in Section 3.14(b).

“Related Party Creditor” has the meaning set forth in the recitals.

“Related Party Loan” has the meaning set forth in the recitals.

“Related Party Payoff Amount” has the meaning set forth in the recitals.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment, including continuing migration of Hazardous Substances into or through soil, air, surface water, or groundwater.

“Representative” means, with respect to any Person, each of such Person’s directors, officers, employees, representatives, attorneys, accountants, members, managers, advisors, agents, successors, and assigns.

“Review Period” has the meaning set forth in Section 1.3(e).

“Sale” has the meaning set forth in the recitals.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered, or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce (ii) the United Nations Security Council; (iii) the European Union or any of its member states; or (iv) Her Majesty’s Treasury.

“Schedules” means the component parts of the Disclosure Schedule.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Consolidated Tax Return” has the meaning set forth in Section 3.9(g).

“Seller Counsel” has the meaning set forth in Section 9.8.

“Seller Material Adverse Effect” means any change, event, or effect that, individually or in the aggregate with all other actual changes, events, and effects, impairs, hinders, or adversely affects in any material respect the ability of Seller to consummate the Contemplated Transactions.

“Shares” has the meaning set forth in the recitals.

“Straddle Period” means any Tax period which begins on or prior to the Adjustment Date and ends after the Adjustment Date.

“Subsidiary” of a Person means a corporation, partnership, joint venture, association, limited liability company or other entity of which such Person owns, directly or indirectly, more than 50% of the outstanding voting stock or other ownership interests.

“Tax Authority” means a Governmental Authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection, or imposition of any Tax.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund, or declaration of estimated tax) filed or required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment, or collection of any Tax or the administration of any Laws relating to any Tax.

“Taxes” means any taxes, charges, fees, levies, imposts, duties, or other assessments of a similar nature, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, wage withholding, employment, workers compensation, business occupation, occupation, premiums, environmental, estimated, excise, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, real estate, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed, or required to be withheld, by any Tax Authority including any interest, additions to tax, or penalties applicable or related thereto.

“Third-Party Claim” has the meaning set forth in Section 7.5(b).

“Third-Party Claim Notice” has the meaning set forth in Section 7.5(b).

“Third-Party IP” has the meaning set forth in Section 3.14(c).

“Threshold Amount” has the meaning set forth in Section 7.3(a).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Transfer Taxes” means any sales, use, transfer, real property transfer, recording, documenting, stamp, registration, and stock transfer Taxes and any similar Taxes.

“Transition Period” has the meaning set forth in Section 5.7.

“Treasury Regulations” means the final, temporary, and proposed regulations promulgated by the United States Treasury Department under the Code.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988.

ANNEX B

D&O POLICY TERMS